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HERITAGE FINANCIAL CORPORATION

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June 11, 2014

Dear Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m. Pacific time, on Thursday, July 24, 2014 at the DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.

Effective May 1, 2014, Heritage Financial Corporation completed its previously announced merger with Washington Banking Company. Washington Banking Company merged with and into Heritage Financial Corporation and immediately following this merger, Washington Banking Company’s wholly owned subsidiary bank, Whidbey Island Bank, merged with and into Heritage Financial Corporation’s wholly owned subsidiary bank, Heritage Bank. The strategic partnership between Heritage Financial Corporation and Washington Banking Company is a transformational and collaborative transaction that will provide enhanced opportunities for the customers, employees and shareholders.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or via the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my sincere appreciation for your confidence and support.

We look forward to seeing you at the meeting.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, July 24, 2014

Time:	10:30 a.m. Pacific time

Place:	DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington

Matters to be voted on:

1.	The election of fifteen directors to each serve for a one-year term.

2.	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	The approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan.

4.	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014.

We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on May 28, 2014 are entitled to receive notice of and to vote at the annual meeting.

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Kaylene M. Lahn

Senior Vice President and Corporate Secretary

Olympia, Washington

June 11, 2014

PROXY STATEMENT TABLE OF CONTENTS

2014 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION

201 Fifth Avenue S.W.

Olympia, Washington 98501

(360) 943-1500

The Board of Directors of Heritage Financial Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about June 11, 2014.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references means Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation means Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

MERGER WITH WASHINGTON BANKING COMPANY

Effective May 1, 2014, Heritage completed its previously announced merger with Washington Banking Company (“Washington Banking”). Washington Banking merged with and into Heritage and immediately following this merger, Washington Banking’s wholly owned subsidiary bank, Whidbey Island Bank, merged with and into Heritage Bank. As of the date of the merger, seven members of Washington Banking’s Board were appointed to Heritage’s Board and various Board committees. This Proxy Statement identifies the new Board; however, except where specifically stated otherwise, the disclosure herein is as of December 31, 2013 and relates to the prior Board.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, July 24, 2014
Time:	10:30 a.m., Pacific time
Place:	DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•	The election of fifteen directors to each serve for a one-year term.

•	An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on July 24, 2014

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on May 28, 2014, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On May 28, 2014, there were 30,200,590 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, FOR the approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan and FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposals for the election of directors, the advisory vote on executive compensation and the approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Employee Stock Ownership Plan Be Voted?

We maintain a 401(k) employee stock ownership plan (“KSOP”) which owned 372,566 shares or 1.2% of Heritage’s common stock as of the record date. Our employees participate in the KSOP. Each KSOP participant may instruct the trustee of the plan how to vote the shares of Heritage common stock allocated to his or her account under the KSOP by completing a vote authorization form. If a KSOP participant properly executes a vote authorization form, the KSOP trustee will vote the participant’s shares in accordance with the participant’s instructions. KSOP shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from KSOP participants by the transfer agent on or before July 18, 2014.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the 15 nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the 15 nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan

Approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan as discussed in this Proxy Statement.

Vote Required to Approve Proposal 4: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” above (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

On May 28, 2014, there were 30,200,590 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on December 31, 2013, the most recent date for which ownership information is available.

	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Beneficial Owners of More Than 5%
Forest Hill Capital, L.L.C. and Mark Lee(1) 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	1,123,682	6.9%
Investment Counselors of Maryland, LLC(2) 803 Cathedral Street Baltimore, Maryland 21201	1,073,193	6.6%
BlackRock Inc.(3) 40 East 52nd Street New York, New York 10022	979,323	6.0%
Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company(4) 1700 Farnam Street Omaha, Nebraska 68102	926,842	5.7%
(1)	According to a Schedule 13G filed with the SEC on February 14, 2014, Forest Hill Capital, L.L.C. and Mark Lee as principal have shared voting power over 391,899 shares and shared dispositive power over 1,123,682 shares.
(2)	According to a Schedule 13G filed with the SEC on February 12, 2014, Investment Counselors of Maryland, LLC has sole voting power over 706,388 shares, shared voting power over 366,805 shares and sole dispositive power over 1,073,193 shares.

(3)	According to a Schedule 13G filed with the SEC on January 17, 2014, BlackRock Inc. has sole voting power over 947,569 shares and sole dispositive power over 979,323 shares.
(4)	According to a Schedule 13G filed with the SEC on February 11, 2014, Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company have sole voting and dispositive power over the shares reported.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after May 28, 2014 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of May 28, 2014, the amount of Heritage common stock owned (unless otherwise indicated) by each director, named executive officers and all of our directors and executive officers as a group. In connection with the merger, seven directors from Washington Banking were added to the Heritage Board of Directors.

	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Directors & Officers
Rhoda L. Altom(1)	2,002		*
David H. Brown(2)	94,282		*
Brian S. Charneski(3)	38,111		*
Gary B. Christensen(4)	60,012		*
John A. Clees(5)	75,834		*
Mark D. Crawford	7,216		*
Deborah J. Gavin	1,322		*
Kimberly T. Ellwanger(6)	16,441		*
Jay T. Lien(7)	71,126		*
Jeffrey S. Lyon(8)	37,009		*
Gragg E. Miller(9)	20,484		*
Anthony B. Pickering(10)	59,361		*
Robert T. Severns(11)	11,093		*
Ann Watson(12)	5,228		*
Brian L. Vance(13)	152,031		*
Jeffrey J. Deuel(14)	45,170		*
Donald J. Hinson(15)	32,481		*
D. Michael Broadhead(16)	56,417		*
David A. Spurling(17)	36,173		*
Directors and Executive Officers as a group (21 persons)	866,661	2.87%

*	Less than one percent of shares outstanding
(1)	Includes 347 shares held in her son’s IRA and 333 shares held in her daughter’s IRA.
(2)	All shares are owned jointly with his spouse.
(3)	Includes 2,000 shares issuable upon exercise of options, 22,533 shares held jointly with his spouse, 8,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.
(4)	Includes 4,550 shares issuable upon exercise of options, 30,157 shares held jointly with his spouse and 21,400 shares owned by entities controlled by Mr. Christensen.
(5)	Includes 3,500 shares issuable upon exercise of options, 70,850 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.
(6)	Includes 2,000 shares issuable upon exercise of options and 13,213 held jointly with her spouse.
(7)	Includes 3,092 shares issuable upon exercise of options and 623 shares held in a profit sharing plan trust.
(8)	Includes 3,500 shares issuable upon exercise of options and 3,150 shares held as custodian for a minor.
(9)	Includes 4,672 shares within a SEP.
(10)	Includes 3,092 shares issuable upon exercise of options, 48,144 shares held jointly with his spouse, 4,062 shares in an IRA solely owned by Mr. Pickering and 4,062 shares in an IRA solely owned by his spouse.
(11)	Includes 3,485 shares held in an IRA.
(12)	Includes 2,000 shares held jointly with her spouse.
(13)	Mr. Vance is also a director. Includes 85,016 shares held jointly with his spouse and 18,564 vested shares in the retirement plan.
(14)	Includes 20,000 shares issuable upon exercise of options and 402 vested shares in the retirement plan.
(15)	Includes 6,880 shares issuable upon exercise of options and 1,722 vested shares in the retirement plan.
(16)	Includes 10,296 shares issuable upon exercise of options, 20,414 shares owned jointly with his spouse and 2,672 vested shares in the retirement plan.
(17)	Includes 6,987 shares issuable upon exercise of options, 10,875 shares held jointly with his spouse and 1,777 vested shares in the retirement plan.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors consists of 15 members and the terms of all current members expire at the 2014 annual meeting. Upon recommendation of the Governance and Nominating Committee, each of these incumbent directors has been nominated by the Board to serve a one-year term ending at the 2015 annual meeting, or when their respective successors have been duly elected and qualified.

On April 29, 2014, and in connection with the merger with Washington Banking, the Board of Directors amended the Bylaws to provide for the current composition of the Board of Directors, including the appointment of the Chairman and the Vice-Chairman of the Board of Heritage. In connection with the Bylaw amendment, Directors Donald V. Rhodes and Daryl D. Jensen resigned from the Boards of Heritage and Heritage Bank effective April 30, 2014.

The table below sets forth information regarding each director of Heritage and each nominee for director, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of Rhoda L. Altom, David H. Brown, Brian S. Charneski, Gary B. Christensen, John A. Clees, Mark D. Crawford, Deborah J. Gavin, Kimberly T. Ellwanger, Jay T. Lien, Jeffrey S. Lyon, Gragg E. Miller, Anthony B. Pickering, Robert T. Severns, Brian L. Vance and Ann Watson.

Name	Age(1)	Position(s) Held with Heritage	Director Since		Term to Expire(2)
Nominees
Rhoda L. Altom	56	Director	2013	*	2015
David H. Brown	68	Director	2013		2015
Brian S. Charneski	52	Vice Chairman	2000		2015
Gary B. Christensen	65	Director	2005		2015
John A. Clees	66	Director	2005		2015
Mark D. Crawford	53	Director	2011	*	2015
Kimberly T. Ellwanger	54	Director	2006		2015
Deborah J. Gavin	57	Director	2013	*	2015
Jay T. Lien	69	Director	1987	*	2015
Jeffrey S. Lyon	61	Director	2001		2015
Gragg E. Miller	62	Director	2009	*	2015
Anthony B. Pickering	66	Chairman	1996	*	2015
Robert T. Severns	63	Director	2010	*	2015
Brian L. Vance	59	Director, President & CEO	2002		2015
Ann Watson	52	Director	2012		2015
*	Reflects year appointed to the Washington Banking Board of Directors
(1)	As of December 31, 2013.
(2)	Assuming election or re-election.

Business Experience of Nominees for Election or Re-Election

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

Rhoda L. Altom is a real estate investor and manager and has been the President and Managing Member of Milestone Properties and Milestone Managers since 1984. Her company specializes in the acquisition and property management of commercial, retail, apartment, and land projects which are held in partnerships to own and operate properties in the Puget Sound area. A resident of Seattle, Ms. Altom holds a Bachelor of Science degree in Engineering—Construction Management from Washington State University and an Executive Masters in Business Administration from the University of Washington. She is a founder and trustee of several philanthropic associations, including the YWCA Endowment Guild, Washington Women’s Foundation, and Pediatric Brain Tumor Research Fund & PBTRF Guild at Children’s Hospital. Ms. Altom received an Alumni Achievement Award from Washington State University in 2009. Ms. Altom’s business acumen and strategic management skills, together with her broad experience serving on various boards and committees, bring strong operational and financial experience to the Board.

David H. Brown was appointed to the Board of Directors in October 2013. Mr. Brown is a graduate of Washington State University in pre-law. Mr. Brown was the President and Chief Executive Officer of Valley Community Bancshares, Inc. and its subsidiary, Valley Bank, for 24 years prior to its acquisition by Heritage Bank in 2013. Mr. Brown’s banking career began in 1970 progressing through branch management, retail and commercial lending. Mr. Brown served on the Washington Bankers Association Board of Directors for a number of years including service as Chairman. His Washington Bankers Association service also included three years of service as Chairman of the Employee Benefit Trust. Mr. Brown’s experience in banking, his leadership and credit quality skills attribute to his extensive knowledge of the financial services industry.

Brian S. Charneski is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of Spyglass Capital Partners, LLC, a private equity investment company and chairs its operating committee. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Mr. Charneski serves on the Board of Trustees of Saint Martin’s University and is a past director of the Washington Center for Performing Arts and The Community Foundation of the South Sound. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski serves as Vice Chairman of the Board and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of Powell Christensen Inc., a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc., the Chief Executive Officer of Christensen West LLC and the Chief Executive Officer of Seaport Petroleum. In 2004, R.E. Powell Distributing (a subsidiary of Powell Christensen Inc.) was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, serves on the Board of Ambassadors for the University of Washington Business and Economic Development Program, is a member of the Foster School Advisory Board for the Foster School of Business at the University of Washington and is a founding director and a former President of the Central Washington Chapter of Safari Club International. Mr. Christensen served as a director for Central Valley Bank from 1999 through June 2013. He also previously served as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where Central Valley Bank, a division of Heritage Bank, is located.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was a Managing Director for 9 years for a national certified public accounting firm, McGladrey, after they acquired the Olympia, Washington firm founded by Mr. Clees. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees has served on Heritage’s Board of Directors since 1990 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Mark D. Crawford is the Vice-President and General Manager of Smokey Point Concrete/Skagit Ready Mix unit of CPC Materials, Inc. He previously served as the President of Smokey Point Concrete, Inc., from 1986 until September 2013, when the company was purchased by CPC Materials, Inc. He served on the Washington Aggregate & Concrete Association Board and is an Advisory Board member for Youth Dynamics—Arlington WA. Mr. Crawford has additional experience in board and committee service for other local entities and he holds a Bachelor of Arts Degree in Business Management from Portland State University. Mr. Crawford contributes to the Board by drawing on his knowledge of business practices, familiarity with the Snohomish County market, and previous experience as a director.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Board of the South Sound YMCA, the Northwest Chapter of National Association of Corporate Directors and the Providence St. Peter Foundation. She is past Chair of the Washington Council on International Trade, past Vice President of the Business Software Alliance and past Board member of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in and presented at a number of director education programs, including the Bank Director’s Executive and Director Compensation Conference and the DirectWomen Board Institute. Ms. Ellwanger brings significant legal expertise, which is complemented with her knowledge and experience in corporate and government matters.

Deborah J. Gavin was employed by the Boeing Company for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Ms. Gavin served as an Undergraduate and Graduate Adjunct Accounting Faculty with City University, Seattle and was a Management Consultant for Deloitte. Prior to her employment with Boeing, Ms. Gavin was a Special Agent with the US Department of Treasury. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and a Masters Business Administration in Finance from Seattle University. Ms. Gavin is currently a board member of the Washington Business Alliance. Her extensive financial background, leadership skills, and depth of public company knowledge provide the Board and Audit Committee with valuable expertise.

Jay T. Lien is currently the owner of Saratoga Passage LLC, a real estate and business consulting company that was established in 2004. Mr. Lien was also the president of Dan Garrison Inc. Real Estate, a land development company in Camano Island from 1986 to when he sold the company in 1996. He also owned and operated two Windermere Real Estate offices on Camano Island from 1986 until 1998. Mr. Lien has been very active in the real estate business since 1977 and served on the Board of Island Title Co. of Island County and the Board of Terminal Freezers in Oxford, California. He has also served on numerous non-profit organizations in Stanwood and Camano Island, Washington. Mr. Lien served as Chairman of the Board of Washington Banking Company and Whidbey Island Bank from September 1998 until April 2001. Mr. Lien started his career with National Bank of Commerce of Seattle in 1966 and attended Western Washington University. Mr. Lien brings significant knowledge of the real estate market, 27 years of board experience and a solid understanding of the financial services industry.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 35 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which are beneficial to the Board.

Gragg E. Miller is the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham and has held a principal position at the same realty firm since 1978. Mr. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in Bellingham.

Anthony B. Pickering is Chairman of the Board of Heritage as a result of the merger between Heritage and Washington Banking effective May 1, 2014 and served as the Chairman of the Board of Washington Banking and Whidbey Island Bank from 2005 to 2014. Mr. Pickering owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees and on the board of the Economic Development Association of Skagit County. Mr. Pickering serves on the Board of Directors of the Skagit Preschool and Resource Center and the Skagit Regional Public Facilities District. Mr. Pickering’s business background gives him experience in financial literacy, human resources management and community relations.

Robert T. Severns has been in the title insurance business for over 40 years. From 1999, he was the President of Chicago Title Insurance Company/ Island Division, Oak Harbor until retiring to part-time status in 2011. He served on the Island Title Company Board of Directors for 15 years and served on the Board for Land Title of Kitsap and Mason Counties for four years. Mr. Severns currently serves as an Oak Harbor City Council member. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the Board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

Brian L. Vance is the President and Chief Executive Officer of Heritage, positions he has held since 2006. He is also Chief Executive Officer of Heritage Bank, a position he has held since 2003. Mr. Vance served as President and Chief Executive Officer of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and as a director of the University of Washington—Tacoma—Milgard School of Business Foundation and the Community Foundation. He is also the past President of the Washington Financial League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Ann Watson is the Chief Financial Officer of Moss Adams LLP, headquartered in Seattle, Washington. Ms. Watson previously served in executive leadership roles at Russell Investments where she played an integral part in the company’s successful expansion spanning a 15 year period. In these leadership roles, she served as Chief Human Resources Officer, as a Management Committee Member, a Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group. Prior to joining Russell Investments she had a seven year career with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Whitman College with a Bachelor of Arts in Economics and a graduate of Columbia University with a Masters of Business Administration. Ms. Watson is an active community leader in the Seattle area. She currently serves as the Board Vice-Chair of the Seattle Foundation and is active in Social Venture Partners. Previously she served on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council. Ms. Watson brings extensive financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience. Her significant leadership, compensation and human resources experience add to the Board’s perspective.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors of Heritage conducts its business through meetings of the Board and through its committees. The Board meets on a monthly basis with the exception of the month of August, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer. In addition, the outside directors hold separate meetings on a regular basis. During the year ended December 31, 2013, the Board of Directors held 11 regular and nine special meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board of Directors has standing Audit and Finance, Governance and Nominating, Compensation and Risk Committees and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Governance and Nominating, and Compensation Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. These charters are also available on our website at www.hf-wa.com.

The following table shows the membership of the various committees and the number of meetings held by each committee in 2013.

Committee Membership—2013

Name	Audit and Finance		Compensation		Governance and Nominating		Risk
David H. Brown							✓
Brian S. Charneski			✓		✓	*
Gary B. Christensen	✓		✓		✓
John A. Clees	✓						✓	*
Kimberly T. Ellwanger			✓	*	✓
Daryl D. Jensen	✓	*					✓
Jeffrey S. Lyon	✓		✓		✓
Donald V. Rhodes	✓				✓		✓
Brian L. Vance							✓
Ann Watson	✓		✓		✓
Total Meetings in 2013		6		5		4		4
*	Committee Chair

The following table shows the membership of the various committees as of May 1, 2014, the effective date of the merger with Washington Banking.

Committee Membership—May 1, 2014

Name	Audit and Finance		Compensation		Governance and Nominating		Risk
Rhoda L. Altom					✓		✓
David H. Brown							✓
Brian S. Charneski	✓				✓	*
Gary B. Christensen					✓
John A. Clees	✓						✓	*
Mark D. Crawford	✓
Kimberly T. Ellwanger			✓	*	✓
Deborah J. Gavin	✓	*
Jay T. Lien							✓
Jeffrey S. Lyon			✓
Gragg E. Miller	✓
Anthony B. Pickering			✓		✓
Robert T. Severns			✓				✓
Brian L. Vance							✓
Ann Watson			✓
*	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee was composed of six members for the year ended December 31, 2013, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC rules. Director Jensen had been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.

Effective May 1, 2014, the Audit and Finance Committee consisted of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock market and applicable SEC rules. Director Gavin has been designated by the Board of Directors as the “audit committee expert.”

Compensation Committee

The Compensation Committee was composed of five members for the year ended December 31, 2013, each of whom is an independent director as defined by NASDAQ listing standards and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets on an as-needed basis regarding the personnel, compensation and benefits related matters of Heritage.

Effective May 1, 2014, the Compensation Committee consisted of five members, each of whom is an independent director as defined by NASDAQ listing standards and applicable SEC and Internal Revenue Service rules.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.

Governance and Nominating Committee

The Governance and Nominating Committee was composed of six members for the year ended December 31, 2013, each of whom is an independent director as defined by NASDAQ listing standards. The Governance and Nominating Committee and its Chair are appointed annually by the Board of Directors. The Committee meets annually and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards.

Effective May 1, 2014, the Governance and Nominating Committee consisted of five members, each of whom is an independent director as defined by NASDAQ listing standards.

Risk Committee

The Risk Committee was composed of five members for the year ended December 31, 2013. The Committee meets quarterly and on an as needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. During the year, the Company developed an Enterprise Risk Management model for the Committee and full Board to utilize in managing risks of the Company.

Effective May 1, 2014, the Risk Committee consisted of six members.

CORPORATE GOVERNANCE

Heritage is committed to good corporate governance and acts in a manner that best serves the interests of the Company and its shareholders. The Board reviews Heritage’s policies and business strategies and advises executive management who manage and implement Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee Charters, Stock Ownership Guidelines and various policies including the Code of Ethics Policy and Whistleblower Policy to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section we describe our key governance policies, guidelines and practices.

Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, director compensation, retirement age of directors, director education, succession planning and other important governance matters.

Process for Selecting Directors

In its deliberations for selecting candidates for nomination as director, the Governance and Nominating Committee Charter requires the Committee to consider: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, or the Committee may use the services of a search firm. The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.

Pursuant to the merger with Washington Banking, Heritage’s Board of Directors adopted amendments to its Bylaws which, among other things, govern vacancies, nomination of directors and reduction of the size of the Board. The actions to be taken depend on whether a director was a “continuing Heritage director” or a “continuing Washington Banking director.” The continuing Heritage directors are the eight members of Heritage’s Board of Directors immediately prior to the effective time of the merger, as designated by Heritage’s Board, and their replacements, if any. The continuing Heritage directors are Directors Brown, Charneski, Christensen, Clees, Ellwanger, Lyon, Vance and Watson. The continuing Washington Banking directors are the seven members of Washington Banking’s Board of Directors immediately prior to the effective time of the merger, as designated by Washington Banking’s Board, (including each of the persons designated for specified Board or office), and their replacements, if any. The continuing Washington Banking directors are Directors Altom, Crawford, Gavin, Lien, Miller, Pickering and Severns.

The Corporate Governance and Nominating Committee will recommend to the Board that each continuing Heritage director and each continuing Washington Banking director be nominated, and the Board will nominate each such director so recommended, for election at each annual meeting of shareholders that is held during the period from May 1, 2014 until May 1, 2016 or such shorter period as determined by the Board (the “integration period”), provided that each director continues to satisfy the eligibility criteria for serving as a Heritage director. If any continuing Heritage director no longer satisfies the eligibility criteria, a replacement nominee will be selected by a majority of the remaining continuing Heritage directors, and if any continuing Washington Banking director no longer satisfies the eligibility criteria, a replacement nominee will be selected by a majority of the remaining continuing Washington Banking directors.

All vacancies on the Board created by the cessation of service by any continuing Heritage director will be filled by a nominee proposed to the Corporate Governance and Nominating Committee by a majority of the remaining continuing Heritage directors and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. All vacancies on the Board created by the cessation of service by any continuing Washington Banking director will be filled by a nominee proposed to the Corporate Governance and Nominating Committee by a majority of the remaining continuing Washington Banking directors and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. If the Committee does not recommend any such proposed nominee, or if at least two-thirds of the directors then in office do not approve any such proposed nominee, a majority of the remaining continuing Heritage directors or a majority of the remaining continuing Washington Banking directors, as the case may be, shall propose a substitute nominee to the Committee. This process shall be repeated if necessary until the applicable vacancy has been filled.

After May 1, 2015, at least two-thirds of the directors then in office may determine to reduce the size of the Board in accordance with Article 2, Section 2.2 of the Bylaws, provided that as a result of any such reduction, the continuing Heritage directors and continuing Washington Banking directors shall have pro rata representation on the Board based upon the number of continuing Heritage directors (eight of fifteen, or 53.3%) and continuing Washington Banking directors (seven of fifteen, or 46.7%) as of the effective time of the merger, rounded to the nearest whole number.

Board Leadership

The Board annually elects the Chairman and Vice Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The Vice Chairman leads the Board meetings in the absence of the Chairman of the Board. The positions of Board Chairman and of President and Chief Executive Officer have been separately held since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.

Pursuant to the merger with Washington Banking, Heritage’s Board of Directors adopted amendments to its Bylaws which, among other things, govern selection of the Chairman and Vice Chairman of the Board. Effective as of May 1, 2014, the effective date of the merger, Anthony B. Pickering was appointed as Chairman of the Board and Brian S. Charneski was appointed as Vice Chairman of the Board, each to serve until May 1, 2016. If Mr. Pickering ceases to serve as Chairman of the Board for any reason prior to May 1, 2016, his successor as Chairman will be selected by the affirmative vote of at least a majority of the continuing Washington Banking directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Chairman of the Board until May 1, 2016. Similarly, if Brian S. Charneski ceases to serve as Vice Chairman of the Board for any reason prior to May 1, 2016, his successor as Vice Chairman of the Board will be selected by the affirmative vote of at least a majority of the continuing Heritage directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Vice Chairman of the Board until May 1, 2016.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk, and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Audit and Finance Committee and Risk Committee hold a joint meeting annually to review the annual audit plan and risk assessment. The Compensation Committee Chair also attends the joint Audit and Finance and Risk Committee meeting to ensure that compensation risks are also reviewed as part of the annual risk assessment process. The Senior Risk Officer reports directly to the Risk Committee Chair and Audit and Finance Committee Chair.

Code of Ethics

The Board of Directors has adopted a written Code of Ethics Policy that applies to our directors, officers and employees.

Shareholder Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance

Directors are encouraged to attend the annual meeting of shareholders and nine directors attended the 2013 annual meeting of shareholders.

Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors, which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes. There was $9.3 million in loans outstanding to directors and executive officers as of April 30, 2014, which includes loans to newly-added directors and executive officers as a result of the merger with Washington Banking, effective May 1, 2014.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board of Directors has determined that as of May 28, 2014, 13 of our 15 directors are independent. Directors Altom, Brown,

Charneski, Christensen, Clees, Crawford, Ellwanger, Gavin, Lyon, Miller, Picker, Severns and Watson are all independent. Brian L. Vance, who serves as President and Chief Executive Officer of Heritage Financial Corporation and Chief Executive Officer of Heritage Bank, and David H. Brown, former Chief Executive Officer of Valley Community Bancshares and Valley Bank, are not independent.

DIRECTOR COMPENSATION

The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2013, with the exception of Brian L. Vance, who is the President and Chief Executive Officer of Heritage, and whose compensation is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(1)	Total ($)
David H. Brown(2)	9,750		-	9,750
Brian S. Charneski	48,550		17,499	66,049
Gary B. Christensen	42,700	(3)	27,306	70,006
John A. Clees	42,730		17,499	60,229
Kimberly T. Ellwanger	50,700		17,499	68,199
Daryl D. Jensen(4)	51,700	(3)	27,474	79,174
Jeffrey S. Lyon	41,300		17,499	58,799
Donald V. Rhodes(4)	60,000		27,474	87,474
Ann Watson	40,000		17,499	57,499
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2013. The stock awards include grants for service at Central Valley Bank as well. Outstanding awards are discussed below under “Equity Compensation.”
(2)	Mr. Brown was appointed to the Board in October 2013.
(3)	Includes $2,700 for service on the Board of Central Valley Bank.
(4)	Messrs. Jensen and Rhodes retired effective April 30, 2014 in conjunction with the merger between Washington Banking and Heritage which was effective May 1, 2014.

2013 Director Compensation Highlights

During 2013, there were no changes to the structure of, or fees paid for, director compensation. The Compensation Committee typically retains McLagan, an independent compensation consultant, every other year to review total director compensation and assist with updating Heritage’s compensation peer group (see “Compensation Discussion and Analysis” below for additional discussion about the peer group). This analysis was last performed during 2012. As a result of McLagan’s review in 2012, the Compensation Committee and the full Board determined that Board fees and equity as a percentage of total compensation should each be increased to more closely align the directors with the 50th percentile of the peer group. Additionally, equity compensation became a larger percentage of total compensation to encourage long-term ownership in Heritage as well as to more closely align our Board compensation program with the programs of our peer group.

Cash Compensation

In 2013, each non-employee director, other than the Chairman of the Board, was paid an annual cash retainer of $24,000 plus committees fees for service as a director. The Chairman of the Board received an annual cash retainer of $60,000 in lieu of the standard annual retainer and committee fees. The Chairs of the Audit and Finance, Compensation, and Governance and Nominating Committees were paid a quarterly cash retainer of $2,500 and the Chair of the Risk Committee was paid a quarterly cash retainer of $1,250, to serve as Chairs of the respective committees. Members and Chairs of the Audit and Finance, Compensation, and Governance and Nominating Committees received an additional per meeting attendance fee of $500. Members and the Chair of the Risk Committee received an additional per meeting fee of $400. Mr. Vance did not receive any compensation for service as a director or Board committee member.

Equity Compensation

In June 2013, each non-employee director with the exception of Mr. Brown, who was not yet appointed to the Board, received an award of 1,228 restricted shares of Heritage common stock, which vested on April 30, 2014. Directors Christensen, Jensen and Rhodes each received an additional award of 700 shares for their service as directors of Central Valley Bank. Due to the merger of Central Valley Bank into Heritage Bank, the Central Valley Bank equity awards were larger than prior years due to the severance shares provided based on years served as a director with Central Valley Bank. As of December 31, 2013, Directors Charneski, Christensen, Clees, Ellwanger, Jensen, Lyon, Rhodes and Watson each had 1,228 shares of restricted stock outstanding.

Prior to 2010, non-employee directors historically received annual grants of non-qualified stock options. As of December 31, 2013, the non-employee directors had unexercised nonqualified stock options in the following amounts: Mr. Charneski, 3,000 shares; Mr. Christensen, 5,850 shares; Mr. Clees, 4,500 shares; Ms. Ellwanger, 3,000 shares; Mr. Jensen, 5,850 shares; Mr. Lyon, 4,500 shares; and Mr. Rhodes, 5,850 shares.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss our executive compensation philosophy and programs at Heritage. The “Committee” refers to the Compensation Committee. Following this discussion, we disclose compensation for our named executive officers for SEC reporting purposes (which we refer to as our “NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2013:

•	Brian L. Vance—Chief Executive Officer of Heritage Bank and Central Valley Bank and President and Chief Executive Officer of Heritage Financial Corporation

•	Jeffrey J. Deuel—President and Chief Operating Officer of Heritage Bank and Executive Vice President of Heritage Financial Corporation

•	Donald J. Hinson—Executive Vice President and Chief Financial Officer of Heritage Bank and Heritage Financial Corporation

•	D. Michael Broadhead—President of Central Valley Bank, a division of Heritage Bank

•	David A. Spurling—Executive Vice President and Chief Credit Officer of Heritage Bank and Heritage Financial Corporation

Executive Summary

Our Business

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, located in Olympia, Washington. Heritage’s total assets as of December 31, 2013 were $1.66 billion. Heritage Bank has 36 branches located from Portland, Oregon to Seattle, Washington and six branches in the Yakima and Kittitas Valleys of Washington State that do business as Central Valley Bank, a division of Heritage Bank. Heritage’s vision is to contribute to the success of our clients through our innovative team, providing quality financial services. We are committed to continuously improving customer satisfaction, employee empowerment and shareholder value.

2013 Business Highlights

Heritage embarked on several key initiatives during 2013, which included growth strategies, efficiency improvements, credit quality improvements and balance sheet management. These key initiatives have required a disciplined management team to integrate multiple initiatives while continually focusing on the improvement of key performance metrics. Our performance in 2013 reflected an improvement in credit quality, deposit mix and three-year shareholder return metrics, effective management of efficiency initiatives and continued efforts to maintain our core business operations while integrating and implementing acquisitions and seeking further growth opportunities. During 2013, we had the following significant accomplishments:

•

Total Shareholder Return—Heritage’s one-year shareholder return was 19.7%, with a three-year return of 38.0%. Although Heritage’s shareholder returns are below our peer group’s returns, we had significant expenses as a result of our continued organic and acquisition-related growth initiatives during 2013.

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Growth Initiatives—Heritage completed the acquisition of Northwest Commercial Bank on January 9, 2013 and Valley Community Bancshares, Inc. and its subsidiary, Valley Bank, on July 15, 2013, and announced a strategic alliance with Washington Banking on October 23, 2013. The completion of the Washington Banking merger occurred on May 1, 2014 and was a transformational transaction resulting in a combined branch footprint of 67 branches spanning from Portland, Oregon to Bellingham, Washington, and combined total assets of approximately $3.4 billion. We continue a disciplined approach to seeking organic and strategic growth opportunities that will benefit our shareholders and customers.

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Efficiency Initiatives—Heritage completed the merger of Central Valley Bank into Heritage Bank during June 2013, which consolidated the two bank subsidiaries and eliminated a bank charter, resulting in significant annual cost savings. During 2013, Heritage also closed three Heritage Bank branches that were acquired in 2010 as part of the Cowlitz Bank acquisition, consolidated four of eight Valley Bank branches and closed the mortgage and item processing divisions of Heritage Bank. Additionally, Heritage had a core system conversion that provided efficiencies for Heritage Bank and enhanced features for our customers. Heritage management measures assets per employee (“ApE”) as a measure of efficiency and realized an improvement in this metric during 2013, with ApE of $4.4 million at December 31, 2013, compared to $3.7 million at December 31, 2012.

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Credit Quality—Heritage significantly improved its credit quality during 2013, with nonperforming originated assets to total originated assets, excluding portions guaranteed by government agencies, decreasing to 0.68% at December 31, 2013, compared to 1.39% at December 31, 2012. As of December 31, 2013, our allowance for loan losses to total originated loans was 1.76%, representing 329.4% of nonperforming loans, net of governmental guarantees.

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Capital Management Strategies—Heritage repurchased 544,000 shares of its common stock with a weighted average price of $15.88 during 2013 through its stock repurchase program. We declared regular and special cash dividends for a total of $0.42 per share for 2013, and also declared first quarter 2014 cash dividends of $0.16 per share. Despite our multiple acquisitions during 2013, tangible common equity to tangible assets was 11.3% at year-end and we continue to maintain capital levels in excess of regulatory requirements.

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Net Income—Heritage’s net income was $9.6 million, or $0.61 per diluted common share, for the year ended December 31, 2013, compared to $13.3 million, or $0.87 per diluted common share, for the year ended December 31, 2012. During 2013, various growth and restructuring initiatives had a significant impact on net income with additional pre-tax expenses of approximately $5.1 million.

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Solid Balance Sheet—Heritage increased total assets by $313.5 million during 2013 to $1.66 billion as of December 31, 2013, compared to $1.35 billion as of December 31, 2012. Originated loans increased by approximately $102.8 million, or 11.8%, during 2013 and we improved our deposit mix with non-maturity deposits to total deposits increasing to 77.9% at December 31, 2013, compared to 74.2% at December 31, 2012.

2013 Executive Compensation Highlights

Heritage continually strives to align pay with performance for all officers. During 2013, the Committee acted in accordance with Heritage’s compensation philosophy and provided our executives with compensation aligned with Heritage’s financial performance and each executive’s individual performance, and commensurate with market comparisons, while continuing to consider shareholder value.

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Base Salary: Only one NEO received an increase in base salary in 2013 to better align him with our peer group. Based upon a peer group analysis done by an independent compensation consultant in 2012, executive salaries were moved up closer to the peer median in 2012. During 2013, an internal review of peer compensation was performed, and executive base salary increases ranged from 0% to 5% as management and the Committee continued to consider and evaluate shareholder say on pay votes and market conditions.

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Incentive Compensation: Annual cash incentives were awarded in 2014 based on Heritage’s successful 2013 performance and equity incentives were granted in 2013 as a result of our strong 2012 financial performance. Since 2011, the Board has imposed a cap on annual cash incentives of 15% of net income to limit the amount of Heritage’s net income that can be paid out of the Management Incentive Plan, which reduced the cash incentive payouts otherwise earned under our annual incentive compensation plan by 29% in 2013, 5% in 2012 and 12% in 2011.

•	Stock Ownership Guidelines: The Committee updated Heritage’s Stock Ownership Guidelines, which are intended to encourage additional corporate ownership by the NEOs and members of the Board.

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Employment Agreements: Heritage entered into a transitional employment and retirement agreement with Mr. Broadhead in connection with his retirement transition in 2014, and a new employment agreement with Mr. Spurling (which became effective January 2, 2014) in connection with his promotion to Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides overarching guidelines for establishing and managing all elements of compensation. The philosophy targets total overall executive compensation at market competitive levels, which we define as between the 50th and 75th percentile of peer banks, in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal consistency of executive pay, and the experience, tenure and scope of responsibility for each of our NEOs. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

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Employer of Choice—We view compensation as a key factor in being an employer of choice in our markets. We believe that competitive compensation packages allow us to attract and retain well-qualified, key employees critical to our long-term success.

•	Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance.

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Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently managing the risks that may be created by such programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.

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Flexibility—We recognize that the market for key talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.

Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•	review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the Chief Executive Officer and other NEOs;

•	review and approve the corporate goals and objectives for the Chief Executive Officer annually;

•	review and recommend to the full Board for approval the director compensation and fees, benefits and equity compensation grants;

•	review the results of any shareholder advisory vote regarding compensation plans or programs of Heritage and consider whether to implement any changes as a result of such advisory vote;

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review and evaluate risks posed to Heritage by the design and implementation of various compensation programs and appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;

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approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information as may be required by statutory or regulatory authority or as may be deemed in the best interest of Heritage and its shareholders;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter grants it the authority and adequate funding to retain and terminate any third party for the purpose of evaluation of the compensation and performance of Heritage’s directors, senior executive officers and Chief Executive Officer.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests that Mr. Vance and other executives be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses Mr. Vance’s compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without management present. The Committee also reviews Mr. Vance’s recommendations and input from the independent compensation consultant or legal counsel when making decisions regarding the compensation of Mr. Vance and the other NEOs.

Compensation Consultants and Advisors

The Committee typically retains McLagan, an independent compensation consultant, every other year to assist with updating Heritage’s compensation peer group. This analysis was last performed during 2012. During 2013, McLagan was not engaged by the Committee to perform any specific consulting services and McLagan was not paid for any services. Representatives of McLagan were generally available during 2013 to counsel the Committee as needed. The Committee may replace McLagan or hire additional consultants at any time. As an independent consulting firm, McLagan does not provide other non-executive services such as retirement or welfare plan administration to Heritage. The Committee does not believe that McLagan has any conflicts of interest that would impair its independence in advising the Committee. The Committee has engaged McLagan to perform consulting services during 2014 to include a review of the compensation peer group, an executive and director compensation benchmarking survey, an equity overhang analysis for the Heritage Financial Corporation 2014 Omnibus Equity Plan and other compensation projects undertaken in connection with the Washington Banking merger completed on May 1, 2014.

The Committee also has the authority to retain, at Heritage’s expense, legal counsel and other advisors on an as needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the NASDAQ listing standards.

Use of Competitive Data

During 2013, a peer group benchmarking study was not performed by a third party consultant; however, management did compile proxy data from the previously established peer group to present to the Compensation Committee to assist in its review of annual compensation for the executives. In 2012, the Committee engaged McLagan to conduct a review of the compensation of Heritage’s executives and directors. A peer group was identified based, generally, on the following criteria:

•	publicly-traded financial institutions with return on average assets greater than negative 1% and non-performing assets less than 9%;

•	locations in the states of Idaho, Montana, Oregon, Utah, Washington, Alaska and Northern and Central California;

•	asset size of $925 million to $5 billion; and

•	comparable business model and performance results.

Our peer group of 15 comparable commercial bank holding companies comprises the following:

Columbia Banking System, Inc.	Bank of Commerce Holdings	Pacific Continental Corporation
Banner Corporation	Guaranty Bancorp	Bridge Capital Holdings
TriCo Bancshares	Washington Banking Company	Northrim Bancorp Inc.
Farmers & Merchants Bancorp	Bank of Marin Bancorp	Heritage Oaks Bancorp
CoBiz Financial Inc.	Sierra Bancorp	Heritage Commerce Corp.

In addition to analyzing the pay practices and performance of our peer group, the 2012 McLagan study included executive compensation information from published banking industry surveys including the American Bankers Association Survey and surveys published by McLagan.

Components of Compensation

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Key Characteristics	Purpose	Principal 2013 Actions
Base Salary	Fixed compensation component—reviewed annually and adjusted, if and when appropriate	Intended to compensate an executive officer fairly for the responsibility level of the position held as well as be competitive within the banking industry.	Only one NEO had an increase in salary, of approximately 5%.

Cash Incentives	Annual incentives, variable compensation component	Intended to motivate and reward executive officers for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to established goals.	Annual incentives for our NEOs ranged from $58,736 to $161,329, or 16% to 20% of total compensation.

Equity-Based Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually	Intended to motivate executive officers to achieve our business objectives by tying incentives to long-term performance. The increased stock ownership aligns employee and shareholder interests and serves as a retention tool.	Our NEOs received long-term incentives in the form of restricted stock awards ranging in value from $61,503 to $126,697, or 16% to 18% of total compensation.

Post-Employment Compensation	Fixed compensation component	Intended to provide temporary income following an executive officer’s involuntary termination of employment and to retain senior executives in a competitive marketplace.	A transitional employment and retirement agreement was entered into with Mr. Broadhead effective April 8, 2013; an employment agreement was entered into with Mr. Spurling (effective January 2, 2014); and deferred compensation contributions were made for Messrs. Vance, Deuel and Hinson.

Prior Year’s Say-on-Pay Vote

Heritage received 86% of votes cast in support of executive compensation during the 2013 annual shareholders’ meeting. Heritage, the Board and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ agreement with our compensation philosophy and the manner in which we compensate our NEOs. Although shareholder support at the 2013 shareholder meeting was not at the level we strive to achieve, the Committee recognizes that one-time decisions that were made during 2012 may have led to the decrease in support. The Committee was cognizant of the 2013 decline in votes and carefully considered executive compensation decisions as a result of these votes. The Committee continually strives to provide shareholder value while retaining key executives and will closely monitor the results of all future advisory votes on executive compensation. The Committee continued during 2013 to adhere to and monitor the requirements within the Dodd-Frank Wall Street Reform and Consumer Protection Act impacting compensation programs, which generally focus on deferred incentives, claw back policies and performance-based compensation.

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience, tenure and responsibility of each officer. We utilize various compensation surveys and peer group comparisons, including the 2012 McLagan study described above, to obtain a general understanding of current base salary, salary range and total cash compensation trends of competitors to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. Base salaries for our executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account the subjective and objective factors described above. The Committee reviews and approves or disapproves those recommendations. The base salary for the Chief Executive Officer is recommended to the Board by the Compensation Committee. The Chief Executive Officer is not present during discussions or determinations regarding his compensation. The Compensation Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the performance of the individual officer and the prior year performance of Heritage and its subsidiaries, as well as the availability of proxy information for our peers.

Salary Adjustments Made in 2013

As a result of the comprehensive review of executive compensation during 2012, and the salary adjustments at that time to align the NEOs’ base salaries to the median level of similarly-positioned executives at our peer group institutions, there were minimal salary increases during 2013. Four of the five NEOs for 2013 received no salary increases for 2013. The base salaries for 2012 and 2013 were as follows:

Name	Position	2012 Base Salary ($) (effective July 1, 2012)	2013 Base Salary ($) (effective July 1, 2013)
Brian L. Vance	Chief Executive Officer	412,008	412,008
Jeffrey J. Deuel	President, Chief Operating Officer	256,008	256,008
Donald J. Hinson	Executive Vice President, Chief Financial Officer	244,008	244,008
D. Michael Broadhead	President of Central Valley Bank	200,004	200,004
David A. Spurling	Executive Vice President, Chief Credit Officer	205,008	215,256

Annual Cash Incentives

We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of corporate objectives. These incentives are provided under our Management Incentive Plan. The objectives of the plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Management Incentive Plan’s design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expectation level; however, no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the annual cash incentive payout being reduced or increased from target on a prorated basis. For the 2011, 2012 and 2013 annual cash incentives, the total pools of incentives paid were limited to an amount not to exceed 15% of Heritage’s net income. Each NEO has a scorecard with performance results and the Committee approves the final incentives paid. The Management Incentive Plan includes a provision that would operate to claw back, or require the repayment of, incentives should such incentives be paid based on materially inaccurate performance results. The Compensation Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

2013 Annual Cash Incentive Award Determinations

In 2013, each of our NEOs was eligible to participate in the Management Incentive Plan, and had an annual cash incentive opportunity based on specified corporate goals and performance. In order for an executive to be eligible to receive any award, corporate performance had to exceed a threshold level and the executive had to achieve a satisfactory individual performance evaluation. The percentage target and maximum opportunities have remained the same since established in 2010. The aggregate incentives paid under the Management Incentive Plan, including those paid to our NEOs, were limited to an amount not to exceed 15% of Heritage’s 2013 net income.

The opportunities for 2013 cash incentive awards for our NEOs are as follows:

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Annual Cash Incentive Received as % of January 1, 2013 Base Salary
Brian L. Vance	40%	60%	39%
Jeffrey J. Deuel	30%	45%	29%
Donald J. Hinson	30%	45%	29%
D. Michael Broadhead	30%	45%	29%
David A. Spurling	30%	45%	29%

Performance Goals

In March 2013, the Committee approved the following goals for our NEOs that were related to Heritage’s performance:

Corporate Goal	Weighting(1)	Threshold	Target	Maximum	Actual Performance
Nonperforming Assets(2)	Varies	1.30%	1.10%	0.90%	0.68%
3-Year Total Shareholder Return	Varies	14.0%	17.6%	23.0%	38.0%
Net Interest Margin	Varies	4.50%	4.75%	5.00%	4.80%
Assets per Full Time Equivalent (“ApE”)(3)	Varies	$3,750	$3,950	$4,100	$4,448
(1)	Each NEO received a different weighting. Messrs. Vance, Deuel and Broadhead had the following weightings: 20%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 35%—ApE. Mr. Hinson had the following weightings: 15%—nonperforming assets; 15%—three-year total shareholder return; 35%—net interest margin; and 35%—ApE. Mr. Spurling had the following weightings: 35%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 20%—ApE.
(2)	This metric is the originated nonperforming assets to total originated assets, excluding portions guaranteed by government agencies.
(3)	Amounts reflect dollars in thousands.

As noted above, the aggregate cash incentives pool for 2013 was limited to 15% of Heritage’s 2013 net income. As a result of this limitation, the earned cash incentives were limited and, therefore, reduced on a pro-rated basis. Each of our NEO’s annual cash incentives was reduced by approximately 29%. In determining the net income limitation, the Committee decided that certain one-time expenses related to recent acquisitions would be reversed prior to applying the limit. Even with this adjustment, the actual bonuses paid were substantially lower than the amounts that would have been paid without the limit. The following table reflects the originally calculated, or earned annual cash incentive, and the actual pro-rata annual cash incentive paid to each NEO for 2013 performance:

Name	Earned Annual Cash Incentive ($)	Earned Annual Cash Incentive as Percentage of Total Compensation (%)	Annual Cash Incentive Actually Paid ($)	Annual Cash Incentive Actually Paid as Percentage of Total Compensation (%)
Brian L. Vance	227,428	28.0	161,329	19.8
Jeffrey J. Deuel	105,987	22.6	75,183	16.0
Donald J. Hinson	99,555	22.6	70,621	16.0
D. Michael Broadhead	82,802	24.4	58,736	17.3
David A. Spurling	84,873	24.2	60,206	17.2

Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of key executives. Our equity-based compensation program is designed to incorporate a tiered approach, with equity awards linked to the achievement of pre-defined performance goals synonymous with the goals under the Management Incentive Plan. The incentive ranges (as a percentage of salary) are designed to provide market-competitive payouts for the achievement of minimum, target and maximum levels of performance. Actual award amounts are determined based on the achievement of previously-approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Committee. The Committee then reviews and approves or disapproves the equity-based compensation recommendations. Officers are required to receive a satisfactory annual performance evaluation rating to obtain an equity award and the equity-based compensation is ultimately discretionary.

Historically, we have granted equity-based compensation to officers in the form of incentive stock options and restricted stock awards. We continue to maintain our shareholder approved 2010 Omnibus Equity Plan, which allows us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Stock options and restricted stock awards are awarded based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the Committee.

Stock options granted under the 2010 Omnibus Equity Plan generally vest ratably over four years and expire 10 years after they are granted. The majority of the restricted stock awards granted to date under the 2010 Omnibus Equity Plan vest ratably over four years, while some grants awarded have a three-year, four-year or five-year cliff-vesting schedule. Future awards may be granted with different vesting schedules.

The Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and terms of equity awards for the other NEOs. Using the recommendations of the Chief Executive Officer, the Committee determines which executives will receive awards and determines the number of shares subject to each award. The Chair of the Compensation Committee, working with the Committee’s independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the Chief Executive Officer.

Our Board of Directors has adopted the Heritage Financial Corporation 2014 Omnibus Equity Plan, subject to shareholder approval, which, if so approved, would replace the 2010 Omnibus Equity Plan. We are recommending that our shareholders approve the 2014 Omnibus Equity Plan because we believe the design of the plan and the number of shares to be authorized for issuance are consistent with the interests of our shareholders and good corporate governance practices. A summary of the material provisions of the 2014 Omnibus Equity Plan is set forth below under “Proposal 3—Approval of 2014 Omnibus Equity Plan,” and a copy of the plan is set forth as Appendix A to this Proxy Statement.

2013 Equity Award Determinations

In June 2013, our NEOs received grants of restricted stock based on 2012 performance. Heritage applied a tiered structure with target award opportunities expressed as a percentage of salary during 2013, as described in the table below. The percentage target and maximum opportunities have remained the same since they were established in 2010. Subjective factors were used to differentiate individual performance. Officers are assigned to one of five different tier levels based upon factors such as title, position and/or responsibilities. The tier level is the primary factor used to determine the equity award each executive officer may earn. The target opportunity is based upon a percentage of salary and placement within the tiered structure. If an officer did not meet his or her performance goals under the Management Incentive Plan for the prior year, the officer may not receive an award, or the award may be reduced. Additionally, the officer is required to maintain a minimum performance rating to achieve an equity award. The Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The following table below contains the tier level and target opportunity for each of our NEOs, as well as their potential and actual 2013 awards, expressed as a percentage of base salary.

Name	Tier	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	2013 Actual Award as % of January 1, 2013 Base Salary
Brian L. Vance	I	30%	45%	31	%(1)
Jeffrey J. Deuel	II	25%	37.5%	31%
Donald J. Hinson	II	25%	37.5%	31%
D. Michael Broadhead	II	25%	37.5%	31%
David A. Spurling	II	25%	37.5%	31%
(1)	Mr. Vance requested that his equity award target opportunity be decreased from 30% to 25% and that his maximum opportunity be decreased from 45% to 37.5%, which resulted in a 18% reduction of his 2013 equity award or a 31% actual award as a percentage of January 1, 2013 base salary.

To determine the 2013 equity awards, Heritage took into consideration whether our NEOs met their individual performance goals under the Management Incentive Plan for 2012. In March 2012, the Committee approved all such goals for the NEOs, which were related to Heritage’s performance. These goals are set forth in the table below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Nonperforming Assets(1)	25%	1.81%	1.51%	1.21%	1.39%
Net Income(2)	30%	$8,817	$11,021	$13,225	$13,261
Net Interest Margin(3)	25%	4.80%	5.09%	5.40%	5.17%
Discretionary—Strategic Initiatives	20%	1.0	5.0	10.0	(4)
(1)	This metric is the originated nonperforming assets to total originated assets, excluding portions guaranteed by government agencies.
(2)	Dollars in thousands.
(3)	Noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Each NEO received a discretionary rating of six. The ratings are defined as a five for meeting expectations and a ten for far exceeding expectations. The strategic initiatives vary between executives and examples would include shareholder relationship management and outreach, ongoing acquisition integration and overall division oversight.

Although, the equity awards were calculated in February 2013, the awards were not granted until the June 2013 Committee meeting to align with the previous year’s executive compensation review timing. The 2012 performance results were 123% of target. We anticipate making equity award grants to our NEOs in 2014, taking into consideration 2013 performance results.

Stock Ownership Guidelines

Heritage maintains Stock Ownership Guidelines for our NEOs and directors. These guidelines were established to promote a long-term perspective in managing Heritage and to help align the interests of our shareholders, directors and top executives. The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple as follows—2.5 times base salary for the Chief Executive Officer, 1.5 times base salary for the other NEOs and three times annual cash compensation for directors—and then by converting such amount to a fixed number of shares. The guidelines were revised in February 2014 and give directors three years to comply and NEOs five years to comply. As of December 31, 2013 all directors and NEOs were in compliance, or were within the time frame to come into compliance, with the Stock Ownership Guidelines.

Retirement Benefits

401(k) Employee Stock Ownership Plan. We maintain a 401(k) Employee Stock Ownership Plan as a retirement plan. During early 2014, the plan name changed to the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust. The plan is a defined contribution plan and is designed to provide employees (including our NEOs) with savings opportunities and financial security during retirement. Heritage makes three different contributions to the plan:

•	A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation;

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A profit-sharing contribution that includes a fixed contribution of 2% of an employee’s eligible compensation and a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2013, the discretionary contribution was equal to 1% of employees’ eligible compensation; and

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A stock contribution as a result of the employee stock ownership plan determined based on the current employee stock ownership plan’s loan principal and interest repayments, which is allocated as a percentage of eligible compensation. The loan was fully allocated in December 2012 and therefore during 2013 there were no stock contributions made to participants. The employee stock ownership component of the plan was eliminated in March 2014.

Deferred Compensation Plan. During 2012, Heritage adopted a Deferred Compensation Plan, which provides our directors and select executive officers with the opportunity to defer current compensation. Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances of participants under the plan earn interest on an annual basis. The applicable interest rate as initially selected by the Committee will be the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation under the plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Messrs. Vance, Deuel, Hinson and Spurling have been granted awards pursuant to which Heritage will make contributions to accounts maintained on their behalf under the Deferred Compensation Plan. The terms of the particular awards to Messrs. Vance, Deuel, Hinson and Spurling are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2013 performance period for Messrs. Vance, Deuel, Hinson and Spurling with respect to deferred compensation contributions that were related to Heritage’s performance:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Nonperforming Assets(1)	50%	1.30%	1.10%	0.90%	0.68%
Return on Average Assets (“ROAA”)(2)	50%	0.45%	0.60%	0.75%	0.69%
(1)	This metric is the originated nonperforming assets to total originated assets, excluding portions guaranteed by government agencies.

(2)	The net income was adjusted for expenses related to the branch closure initiative and the Washington Banking merger, which resulted in net income of $10.6 million. The net income adjustment modified the ROAA from 0.62% to 0.69% adjusted.

Perquisites and Other Benefits

Some of the NEOs receive perquisites in the form of golf club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. Our NEOs participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts.

Tax and Accounting Considerations

Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and three other most highly compensated executive officers of a corporation (other than the chief financial officer) in a taxable year. All of the compensation Heritage paid in 2013 to our NEOs is expected to be deductible under Section 162(m). The Compensation Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so would be in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Heritage Financial Corporation for the year ended December 31, 2013 has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by the 2013

Compensation Committee:

Kimberly T. Ellwanger, Chair of the Committee

Brian S. Charneski, Member

Gary B. Christensen, Member

Jeffrey S. Lyon, Member

Ann Watson, Member

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs in all capacities paid or accrued for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian L. Vance	2013	412,008	126,697	161,329	-	113,047	813,081
President & Chief	2012	359,484	95,647	145,796	220	178,727	779,874
Executive Officer of Heritage	2011	304,722	100,581	109,175	-	26,254	540,732
Jeffrey J. Deuel	2013	256,008	78,717	75,183	-	58,626	468,534
President & Chief Operating	2012	236,157	156,177	75,684	-	31,610	499,628
Officer of Heritage Bank	2011	215,980	59,064	57,705	-	31,118	363,867
Donald J. Hinson	2013	244,008	75,026	70,621	-	51,829	441,484
Executive Vice President,	2012	212,646	147,079	63,430	-	19,806	442,961
Chief Financial Officer of Heritage and Heritage Bank	2011	179,964	49,502	48,359	-	17,765	295,590
D. Michael Broadhead	2013	200,004	61,503	58,736	-	18,801	339,044
President, Central Valley	2012	191,004	47,268	63,682	-	22,441	324,395
Bank, a division of Heritage	2011	180,255	49,220	48,085	-	21,670	299,230
David A. Spurling	2013	210,132	63,042	60,206	-	16,806	350,186
Executive Vice President,	2012	187,482	44,129	59,467	-	16,766	307,844
Chief Credit Officer of Heritage Bank	2011	168,717	46,409	45,336	-	15,997	276,459
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see Note 15 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2013.
(2)	Reflects amounts earned under the Management Incentive Plan. The material terms of the Management Incentive Plan for 2013 are described in the Compensation Discussion and Analysis under “2013 Annual Cash Incentive Award Determinations.”
(3)	Consists of above market interest on deferred compensation under the Deferred Compensation Plan.
(4)	The following table reflects all other compensation to our NEOs for 2013:

Name	Employer 401(k) Match & ESOP Contributions ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership & Health Club Dues ($)	Automobile Provision ($)	Perquisites ($)(a)	Total ($)
Brian L. Vance	15,515	1,997	85,867	5,901	2,776	991	113,047
Jeffrey J. Deuel	15,515	1,772	35,222	1,303	1,823	2,991	58,626
Donald J. Hinson	15,515	1,152	33,571	600	-	991	51,829
D. Michael Broadhead	15,515	424	-	-	2,603	259	18,801
David A. Spurling	15,515	600	-	-	-	691	16,806
(a)	Includes employer-paid life insurance premiums, perquisites and a housing allowance for Mr. Deuel of $2,000.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Brian L. Vance	-	-	164,803	247,205	-	-
	6/25/2013	-	-	-	8,891	126,697
Jeffrey J. Deuel	-	-	76,802	115,204	-	-
	6/25/2013	-	-	-	5,524	78,717
Donald J. Hinson	-	-	73,202	109,807	-	-
	6/25/2013	-	-	-	5,265	75,026
D. Michael Broadhead	-	-	60,001	90,002	-	-
	6/25/2013	-	-	-	4,316	61,503
David A. Spurling	-	-	61,502	92,254	-	-
	6/25/2013	-	-	-	4,424	63,042
(1)	Reflects the target and maximum award opportunities under the Management Incentive Plan for 2013. The actual awards for 2013 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the Management Incentive Plan for 2013; however, in order for a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the Management Incentive Plan for 2013 are described in the Compensation Discussion and Analysis under “2013 Annual Cash Incentive Award Determinations.”
(2)	Reflects restricted stock awards granted in 2013 based upon 2012 Company performance. The material terms of these awards are described in the Compensation Discussion and Analysis under “2013 Equity Award Determinations.”

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by our NEOs as of December 31, 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Brian L. Vance	4/28/2006	3,501	-		25.94	4/28/2014	-		-
	-	-	-		-	-	23,646	(2)	404,347
Jeffrey J. Deuel	2/25/2010	6,666	-		14.88	2/25/2016	-		-
	2/25/2010	6,667	-		14.88	2/25/2017	-		-
	2/25/2010	6,667	-		14.88	2/25/2018	-		-
	-	-	-		-	-	22,671	(3)	387,674
Donald J. Hinson	4/28/2006	400	-		25.94	4/28/2014	-		-
	2/26/2009	1,000	-		11.35	2/26/2015	-		-
	2/26/2009	1,000	-		11.35	2/26/2016	-		-
	2/26/2009	1,000	-		11.35	2/26/2017	-		-
	5/25/2010	3,248	1,082	(4)	14.77	5/25/2020	-		-
	-	-	-		-	-	16,875	(5)	288,563
D. Michael Broadhead	4/28/2006	1,175	-		25.94	4/28/2014	-		-
	2/26/2009	1,700	-		11.35	2/26/2015	-		-
	2/26/2009	1,700	-		11.35	2/26/2016	-		-
	2/26/2009	1,700	-		11.35	2/26/2017	-		-
	5/25/2010	3,897	1,299	(4)	14.77	5/25/2020	-		-
David A. Spurling	4/28/2006	800	-		25.94	4/28/2014	-		-
	2/26/2009	800	-		11.35	2/26/2015	-		-
	2/26/2009	800	-		11.35	2/26/2016	-		-
	2/26/2009	800	-		11.35	2/26/2017	-		-
	5/25/2010	3,441	1,146	(4)	14.77	5/25/2020	-		-
	-	-	-		-	-	8,660	(6)	148,086
(1)	Represent grants of restricted shares of Heritage common stock. The market value of these awards is the number of shares that have not vested multiplied by the December 31, 2013 closing price of Heritage common stock of $17.10.
(2)	Reflects 5,000 shares granted on September 29, 2009, which cliff vest five years from the date of grant; and 1,209 shares granted on May 25, 2010, 3,382 shares granted on February 24, 2011, 5,164 shares granted on June 25, 2012 and 8,891 shares granted on June 26, 2013, which each vest ratably over the four years from the date of grant.
(3)	Reflects 5,000 shares granted on February 25, 2010, which cliff vest five years from the date of grant; 1,986 shares granted on February 24, 2011, 3,033 shares granted on June 25, 2012 and 5,524 shares granted on June 26, 2013, which each vest ratably over the four years from the date of grant; and 7,128 shares granted on September 7, 2012, which cliff vest four years from the date of grant.
(4)	One-fourth vests each year over the four-year period from the date of grant.
(5)	Reflects 277 shares granted on May 25, 2010, 1,664 shares granted on February 24, 2011, 2,541 shares granted on June 25, 2012 and 5,265 shares granted on June 26, 2013, which each vest ratably over the four years from the date of grant; and 7,128 shares granted on September 7, 2012, which cliff vest four years from the date of grant.
(6)	Reflects 294 shares granted on May 25, 2010, 1,560 shares granted on February 24, 2011, 2,382 shares granted on June 25, 2012 and 4,424 shares granted on June 26, 2013, which each vest ratably over the four years from the date of grant.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for our NEOs during the year ended December 31, 2013. Our NEOs did not exercise any stock options in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	6,622	93,262
Jeffrey J. Deuel	2,004	28,515
Donald J. Hinson	3,658	51,568
D. Michael Broadhead	4,316	61,503
David A. Spurling	2,874	51,684

Nonqualified Deferred Compensation

The following table provides information for our NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2013.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)
Brian L. Vance	-	85,867	8,750	-	247,419
Jeffrey J. Deuel	-	35,222	1,289	-	36,511
Donald J. Hinson	-	33,571	1,229	-	34,800
D. Michael Broadhead	-	-	-	-	-
David A. Spurling	-	-	-	-	-

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into contribution agreements with Messrs. Vance, Deuel, Spurling and Hinson that provided for 2013 contributions to each executive’s account by Heritage. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan.

Under Mr. Vance’s Deferred Compensation Plan participation agreement, Heritage’s contributions for 2013 were set at 16% of salary for minimum achievement of performance goals, 33% for target achievement and 50% for maximum achievement. With respect to Mr. Vance, the 16% minimum achievement is a fixed amount to be contributed annually, that may be increased based upon performance that is greater than the minimum performance threshold. The Compensation Committee intends for this minimum 16% annual contribution to act as a retirement benefit in addition to the performance-based component. Mr. Vance’s Company contributions under the Deferred Compensation Plan vest 30% as of July 1, 2012, 10% as of January 1, 2013 and an additional 10% as of each January 1 thereafter through January 1, 2019. Mr. Vance’s participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.

Under their respective Deferred Compensation Plan participation agreements, Heritage’s contributions on behalf of Messrs. Deuel and Hinson for 2013 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Mr. Deuel’s and Mr. Hinson’s Company contributions under the Deferred Compensation Plan vest 10% as of January 1, 2013 and 10% as of each January 1 thereafter through January 1, 2022. Their participation agreements provide for company contributions under the Deferred Compensation Plan for the years 2012 through and including 2016.

Under Mr. Spurling’s Deferred Compensation Plan participation agreement, which was entered into as of January 2, 2014, Heritage’s contributions on his behalf for 2013 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Mr. Spurling’s Company contributions under the Deferred Compensation Plan vest 10% as of January 1, 2014, 15% as of each January 1 thereafter through January 1, 2016 and 20% as of each January 1 through January 1, 2019. His participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2013 through and including 2015.

In February 2014, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $189,520, $80,384, $76,616 and $67,589 on behalf of Messrs. Vance, Deuel, Hinson and Spurling, respectively, based on the achievement of 2013 performance goals under their respective Deferred Compensation Plan participation agreements.

Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amount of compensation that would be paid to each of our NEOs in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2013. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our employees.

Name	Compensation/ Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control—No Termination ($)
Brian L. Vance	Cash Severance	1,101,550	1,652,324	-	-	-
	Accelerated Vesting of Equity Awards(1)	404,347	404,347	404,347	404,347	85,500
	Accelerated Vesting of Deferred Compensation(2)	-	148,451	148,451	148,451	148,451
	Continued Medical and Dental Coverage	20,975	20,975	-	-	-
	Total	1,526,872	2,226,097	552,798	552,798	233,951
Jeffrey J. Deuel	Cash Severance	325,532	651,064	-	-	-
	Accelerated Vesting of Equity Awards(1)	387,674	387,674	387,674	387,674	85,500
	Accelerated Vesting of Deferred Compensation(2)	-	32,860	32,860	32,860	32,860
	Continued Medical and Dental Coverage	16,130	24,196	-	-	-
	Total	729,336	1,095,794	420,534	420,534	118,360
Donald J. Hinson	Cash Severance	304,811	609,623	-	-	-
	Accelerated Vesting of Equity Awards(1)	291,084	291,084	291,084	291,084	-
	Accelerated Vesting of Deferred Compensation(2)	-	31,320	31,320	31,320	31,320
	Continued Medical and Dental Coverage	21,806	32,719	-	-	-
	Total	617,701	964,746	322,404	322,404	31,320
D. Michael Broadhead	Cash Severance	149,316	149,316	100,000	100,000	-
	Accelerated Vesting of Equity Awards(1)	3,027	3,027	3,027	3,027	-
	Accelerated Vesting of Deferred Compensation(2)	-	-	-	-	-
	Continued Medical and Dental Coverage	3,355	3,355	-	-	-
	Total	155,698	155,698	103,027	103,027	-
David A. Spurling	Cash Severance	-	322,884	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	150,756	150,756	150,756	-
	Accelerated Vesting of Deferred Compensation(2)	-	-	-	-	-
	Continued Medical and Dental Coverage	-	16,358	-	-	-
	Total	-	489,998	150,756	150,756	-

(1)	Amounts are based on Heritage’s common stock closing price of $17.10 on December 31, 2013.
(2)	The incremental cost or unvested portion of deferred compensation is reflected in this table.

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Employment Agreements—Messrs. Vance, Deuel and Hinson.    On September 7, 2012, Heritage entered into a restated employment agreement with Mr. Vance, President and Chief Executive Officer of Heritage and Chief Executive Officer of Heritage Bank and Central Valley Bank, and new employment agreements with Mr. Deuel, Executive Vice President of Heritage and President and Chief Operating Officer of Heritage Bank, and Mr. Hinson, Executive Vice President and Chief Financial Officer of Heritage and Heritage Bank.

The agreements have initial terms from July 1, 2012 through June 30, 2015 for Mr. Vance and through June 30, 2014 for Messrs. Deuel and Hinson. The terms of the agreements will be automatically extended for an additional year beginning on July 1, 2014 for Mr. Vance and July 1, 2013 for Messrs. Deuel and Hinson, and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal.

The employment agreements provide for annual base salaries of $412,000, $256,000 and $244,000 for Messrs. Vance, Deuel and Hinson, respectively. The base salaries will be reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage. Messrs. Vance and Deuel also are each provided an automobile for business use or a car allowance, at Heritage’s prerogative.

The agreements for Messrs. Vance, Deuel and Hinson provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of Heritage (“Covered Period”), Mr. Vance would be entitled to receive an amount equal to 200% of his base salary plus three-year average annual bonus (“Base Compensation”) and Messrs. Deuel and Hinson would each be entitled to receive an amount equal to 100% of their Base Compensation, all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Vance would be entitled to receive a lump sum equal to 300% of his Base Compensation and Messrs. Deuel and Hinson would each be entitled to receive a lump sum equal to 200% of their Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage (18 months’ coverage for Mr. Vance for any Termination; for Messrs. Deuel and Hinson, 12 months’ coverage for a Termination that does not occur during a Covered Period and 18 months’ coverage for a Termination during a Covered Period). The employment agreements also provide that any equity award granted to the executive and subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirements in the case of any Termination.

All severance benefits under the employment agreements for Messrs. Vance, Deuel and Hinson are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

The employment agreements for all the executives contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with the Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Vance for a period of 24 months following any termination not in connection with a change in control. For Messrs. Deuel and Hinson, the non-competition provisions apply for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Messrs. Vance, Deuel and Hinson for a period of 12 months following any termination in connection with a change in control.

Transitional Employment and Retirement Agreement—Mr. Broadhead.    On April 8, 2013, Heritage entered into a transitional employment and retirement agreement with Mr. Broadhead, which provided for the continued employment of Mr. Broadhead as President of Central Valley Bank until his retirement on April 1, 2014. The agreement had a term of one year, from April 1, 2013 through March 31, 2014, and provided for an annual base salary of $200,004. Under the agreement, Mr. Broadhead was eligible to receive a performance-based annual incentive bonus for 2013 in accordance with Heritage’s annual cash incentive plan, and employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage. Mr. Broadhead was also entitled to an automobile for business use or a car allowance, at Heritage’s prerogative. In addition, Mr. Broadhead was entitled to receive a one-time bonus of $100,000 based upon the successful consolidation of Central Valley Bank into Heritage Bank and his successful transition from the role of President of Central Valley Bank.

Under Mr. Broadhead’s transitional employment and retirement agreement, if he was terminated by Heritage other than for cause and other than as a result of his death or disability, or if his employment was terminated by him for good reason (“Termination”), he would have been entitled to an amount equal to his base salary for the balance of the term of the agreement through March 31, 2014 plus his $100,000 one-time bonus, and Mr. Broadhead and his eligible dependents would have been entitled to continued medical and dental coverage at the then current employee rates for 12 months. The agreement also provided that any equity award granted to Mr. Broadhead still subject to vesting, performance or target requirements would have been treated as having satisfied the applicable requirements in the case of any Termination, and that his $100,000 one-time bonus would have become payable in the event of his employment termination due to his death or disability.

All severance benefits under Mr. Broadhead’s transitional employment and retirement agreement were contingent upon his execution and non-revocation of a general release and waiver of claims against Heritage. The agreement was also subject to a golden parachute payment cut-back provision so that no amounts would have been subject to the excise tax penalties of Section 280G of the Internal Revenue Code, and included a clawback provision in the event any severance payments required recapture under any applicable statute, law, regulation or regulatory interpretation or guidance.

Mr. Broadhead’s transitional employment and retirement agreement also contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by him during and after his employment with the Company, and prohibiting him from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason (even where such termination occurs after the term of employment under the agreement). The non-competition provisions apply for a period of 12 months following any termination and the non-solicitation provisions apply for a period of 24 months following any termination, except that for any termination in connection with a change in control, the non-competition and non-solicitation provisions apply for a period of 12 months.

Change in Control Agreement—Mr. Spurling.    On September 7, 2012, Heritage entered into a change in control agreement with Mr. Spurling. The initial term of the agreement began on September 7, 2012 and was scheduled to continue through June 24, 2014. The agreement was also scheduled to automatically extend for additional 12-month periods unless terminated by Heritage upon 90 days prior written notice.

Mr. Spurling’s change in control agreement provided for severance benefits in the event of Mr. Spurling’s termination by Heritage not for cause or by Mr. Spurling for good reason, in each case within 24 months after a change in control of Heritage. Mr. Spurling would have been entitled to receive an amount equal to 150% of his annual salary, payable in monthly installments over a 12-month period, if such a termination occurred. Mr. Spurling and his eligible dependents also would have been entitled to continued coverage under the medical and dental plans of Heritage for a period of 12 months following termination.

All severance benefits under Mr. Spurling’s change in control agreement were contingent upon his execution and non-revocation of a general release and waiver of claims against Heritage. The agreement was subject to certain banking regulatory provisions and included a clawback provision should any severance payment have required recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. The agreement also provided for a benefit cutback in the event any amounts were non-deductible due to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

On January 2, 2014, Heritage entered into an employment agreement with Mr. Spurling, which superseded his change in control agreement in its entirety, and pursuant to which he will serve as Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank. Mr. Spurling’s new employment agreement has an initial term from January 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year beginning on July 1, 2015 and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Mr. Spurling’s new employment agreement contains benefits and terms and conditions that are substantially similar to the employment agreements with Messrs. Deuel and Hinson that are described above. However, in accordance with SEC rules, Mr. Spurling’s change in control agreement is reflected in the table above and in this narrative because that agreement was in effect on December 31, 2013.

Equity Plans

Our Restricted Stock Plan of 2002 and Restricted Stock Plan of 2006 provide for accelerated vesting of awards upon disability, death or retirement (at or after age 65). The 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement (at or after age 65 and 10 years of service). During 2012, the Heritage Board approved an amendment to all of the above named equity plans, which allows for the vesting of shares upon the attainment of retirement eligibility to provide administrative alignment of tax and book reporting for these transactions. The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Our 1998 Stock Option and Restricted Stock Award Plan, Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and Incentive Stock Option Plan of 2006 provide for immediate vesting of all outstanding awards in connection with a change in control.

In March 2014, the Compensation Committee recommended, and the full Board approved, the Heritage Financial Corporation 2014 Omnibus Equity Plan, subject to the approval of Heritage shareholders. Upon shareholder approval of the 2014 Omnibus Equity Plan, no new awards will be granted under any of the prior Heritage equity compensation plans described in the preceding paragraph. A summary of the material provisions of the 2014 Omnibus Equity Plan is set forth below under “Proposal 3—Approval of 2014 Omnibus Equity Plan,” and a copy of the plan is set forth as Appendix A to this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Charneski, Lyon, Pickering and Severns. No members of this Committee were officers or employees of Heritage or any of its subsidiaries during the year ended December 31, 2013 or at May 28, 2014, nor were they formerly officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2014 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors believes that the executive compensation for 2013 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach. In considering how to vote on this proposal, the Board requests that you consider the following factors:

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Heritage’s growth initiatives were effectively executed. Heritage completed the acquisition of Northwest Commercial Bank on January 9, 2013 and Valley Community Bancshares, Inc. and its subsidiary, Valley Bank, on July 15, 2013, and announced a strategic alliance with Washington Banking Company on October 23, 2013. The merger was effective May 1, 2014 and has been a transformational transaction resulting in a combined branch footprint of 67 branches spanning from Portland, Oregon to Bellingham, Washington, and combined total assets of approximately $3.4 billion. We continue a disciplined approach to seeking organic and strategic growth opportunities that will benefit our shareholders and customers.

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Heritage’s leadership team implemented and executed a variety of efficiency initiatives. Heritage completed the merger of Central Valley Bank into Heritage Bank during June 2013, which consolidated the two bank subsidiaries and eliminated a bank charter, resulting in significant annual cost savings. During 2013, Heritage also closed three Heritage Bank branches that were acquired in 2010 as part of the Cowlitz Bank acquisition, consolidated four of eight Valley Bank branches and closed the mortgage and item processing divisions of Heritage Bank. Additionally, Heritage had a core system conversion that will provide efficiencies for Heritage Bank and enhanced features for our customers. Heritage management measures assets per employee (“ApE”) as a measure of efficiency and realized an improvement in this metric during 2013, with ApE of $4.4 million at December 31, 2013, compared to $3.7 million at December 31, 2012. Heritage expects these initiatives to provide improved profitability.

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Heritage’s credit quality significantly improved during 2013, with nonperforming originated assets to total originated assets, excluding portions guaranteed by government agencies, decreasing to 0.68% at December 31, 2013, compared to 1.39% at December 31, 2012. As of December 31, 2013, our allowance for loan losses to total originated loans was 1.76%, representing 329.4% of nonperforming loans, net of governmental guarantees.

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Heritage’s one-year shareholder return was 19.7%, with a three-year return of 38.0%. Although Heritage’s shareholder returns are below our peer group’s returns, we had significant expenses as a result of our continued organic and acquisition-related growth initiatives during 2013.

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Heritage’s capital management strategies which included the ongoing stock repurchase program and the annual cash dividend payment of $0.42 per share while maintaining solid capital levels in excess of regulatory requirements.

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Heritage’s leadership team strives to fairly compensate and retain quality management while managing and balancing risks and rewards. The management team achieved some key strategic initiatives during 2013 which included three acquisitions: Northwest Commercial Bank, Valley Community Bancshares, Inc. and Washington Banking Company; efficiency initiatives which included the merger of Central Valley Bank into Heritage Bank and the closure of unprofitable branch locations; a core system conversion and the continued focus on strong core business operations.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2013 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2013:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

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The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

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The Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

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The Audit and Finance Committee has, based on its review and discussions with management of the 2013 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2013 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee for the year ended December 31, 2013:

Respectfully submitted by:

Daryl D. Jensen (Chairman)

Gary B. Christensen

John A. Clees

Jeffrey S. Lyon

Donald V. Rhodes

Ann Watson

PROPOSAL 3—APPROVAL OF THE HERITAGE FINANCIAL CORPORATION

2014 OMNIBUS EQUITY PLAN

Background

Effective May 1, 2014, we completed our previously announced merger with Washington Banking pursuant to an Agreement and Plan of Merger, dated as of October 23, 2013, under which Washington Banking merged with and into Heritage. Immediately following the merger, Washington Banking’s wholly-owned subsidiary bank, Whidbey Island Bank, merged with and into our wholly-owned subsidiary bank, Heritage Bank. The merger agreement was approved by our shareholders and the shareholders of Washington Banking at special meetings held April 14, 2014 and April 15, 2014, respectively.

Completion of the merger with Washington Banking has significantly increased the size of our Company and the number of our employees. We issued 13,975,081 shares of Heritage common stock to the shareholders of Washington Banking in connection with the merger.

Pursuant to the Washington Banking merger agreement, each option granted by Washington Banking to purchase shares of Washington Banking common stock has been converted into an option to purchase Heritage common stock on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions), subject to adjustment of the exercise price and the number of shares of Heritage common stock issuable upon exercise of such option based on the per share value of the merger consideration. Each outstanding Washington Banking restricted stock unit vested upon the closing of the merger and was settled in Heritage common stock based on the per share value of the merger consideration.

The effect of the Washington Banking merger on our total assets, shares of Heritage common stock and full-time equivalent employees is set forth in the table below.

	Heritage Financial	Washington Banking	Combined
Total Assets (dollars in thousands)(1)	$1,659,038	$1,683,988	$3,343,026
Common Stock Outstanding(2)	16,210,747	13,829,682	30,040,429
Full-Time Equivalent Employees(1)	373	464	837
(1)	Total assets and employees as of December 31, 2013, as reported in Form 10-K. The combined total assets and full-time equivalent employees do not include the impact of accounting applicable to the merger and other merger-related adjustments.
(2)	Common shares outstanding for Heritage Financial represents shares outstanding as of December 31, 2013 as reported in Form 10-K, and for Washington Banking represents the number of shares of common stock issued by Heritage Financial to the Washington Banking shareholders based on the number of Washington Banking shares outstanding as of December 31, 2013 as reported in Form 10-K multiplied by 0.89000, which is the exchange ratio for the stock portion of the merger consideration.

Proposed 2014 Omnibus Equity Plan

On March 25, 2014, based upon the recommendation of the Compensation Committee, our Board of Directors approved the Heritage Financial Corporation 2014 Omnibus Equity Plan (which we refer to as the “2014 Plan”), subject to approval by the shareholders at our 2014 annual meeting of shareholders. The 2014 Plan provides for an increase in the total number of shares currently authorized for stock awards by the Company. Our Compensation Committee and Board of Directors believe that adopting the 2014 Plan at this time is needed to ensure that a sufficient number of shares will be available for future awards, particularly in light of the merger with Washington Banking. Without the additional shares, our Compensation Committee and Board believe that we will be impaired in our ability to use stock-based long-term incentives to continue to grow and to attract, motivate, and retain the most qualified key employees and directors.

In determining the number of shares of Heritage common stock to be authorized under the 2014 Plan, our Compensation Committee and Board of Directors considered the effects of the merger with Washington Banking on our size, number of outstanding shares of Heritage common stock, and employee headcount, and the Committee and Board believe that a share reserve of 1,750,000 shares is appropriate. Upon shareholder approval of the 2014 Plan, all prior equity compensation plans of Heritage and Washington Banking will be frozen and no more awards will be granted under those plans.

The following table provides the number of awards outstanding and the number of shares available for future grants under all of the Company’s existing post-merger equity compensation plans with remaining share availability, as of the record date of May 28, 2014:

Number of stock options outstanding	236,104
Weighted average exercise price	$13.05
Weighted average term (in years)	3.34
Number of full-value awards outstanding	164,125
Total number of shares remaining for future grant	106,511
Common shares outstanding	30,200,590

Between the record date and the annual meeting date, the Company does not anticipate granting any new awards from the 106,511 shares remaining available for future grants except for up to 8,000 shares, and upon shareholder approval of the 2014 Plan, no additional awards will be granted under any of the prior equity compensation plans of Heritage or Washington Banking.

Important Considerations

We have adopted and are recommending that our shareholders approve the 2014 Plan because we believe the design of the plan and the number of shares reserved for issuance are consistent with the interests of our shareholders and good corporate governance practices. In approving the 2014 Plan, our Compensation Committee and Board of Directors considered the following:

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Burn Rate; Longevity of Authorized Shares. Burn rate, which is a measure of the annual rate at which companies use (or burn) shares available for grant in their equity compensation plans, is an important factor for shareholders concerned about shareholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of 1.17% should be viewed favorably by our shareholders as it is below Institutional Shareholder Services’ (“ISS”) recommended burn rate cap for our industry of 3.13%, and below the median three-year average burn rate for our peer group of 1.24%. We do not anticipate a significant increase in our average burn rate going forward.

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Overhang. Overhang is another measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2014 Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2014 Plan, coupled with the shares subject to outstanding awards, were issued. As of

May 28, 2014, the overhang represented by the number of outstanding awards plus shares available for issuance was 1.13%. The additional 1,750,000 shares to be authorized will result in an overhang of 6.9% relative to the 30,200,590 shares outstanding as of May 28, 2014. We believe this level of overhang should be viewed favorably by our shareholders as it is below the median level for our industry and the median level for our peer group.

Shareholder Approval; Best Practices

Our Board of Directors has approved the 2014 Plan to promote the long-term financial success of Heritage and Heritage Bank by attracting and retaining key employees and directors, and directed that the 2014 Plan be submitted for approval by our shareholders. We are submitting the 2014 Plan to our shareholders at this time to:

•	Replace all current equity compensation plans of Heritage and Washington Banking;

•	Comply with NASDAQ Stock Market rules, which require shareholder approval; and

•	Allow performance awards under the 2014 Plan to qualify as “performance-based compensation” under Code Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”).

One of the requirements of “performance-based compensation” under Code Section 162(m) is that the material terms of the performance goals must be approved by shareholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Shareholder approval of the 2014 Plan is intended to constitute approval of the material terms of the performance goals under the 2014 Plan for purposes of Code Section 162(m).

If the 2014 Plan is not approved by our shareholders, it will not be adopted and we will continue to operate under our existing equity compensation plans until they expire. In the event the current plans expire, we believe that higher cash compensation may be required to attract and retain key employees and directors. The 2014 Plan submitted for approval reflects current practices in equity compensation plans that we consider best practices such as:

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Limit on Shares Available for Issuance.    The number of authorized shares under the 2014 Plan is fixed at 1,750,000, with adjustments for certain corporate transactions. As of the effective date of the 2014 Plan, no new grants will be made under any of the prior equity compensation plans of Heritage or Washington Banking. The 2014 Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.

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Multiple Award Types.    The 2014 Plan permits the issuance of stock options, stock appreciation rights (“SARs”), restricted stock units, restricted stock, and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the committee administering the 2014 Plan to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant. Historically, these standards have changed over time.

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No Repricings.    Repricing of options and SARs generally is prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations, and similar events.

•	No Discount Stock Options or SARs. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.

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Conservative Change in Control Provisions.    The change in control provisions under the 2014 Plan provide for acceleration of vesting in the event of a change in control only if the 2014 Plan is not assumed by the successor entity or the participant incurs a termination of service without cause or for good reason within 24 months following the change in control.

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Tax-Deductible Cash Incentive Awards.    The 2014 Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Code Section 162(m) as “performance-based compensation.”

•	Clawback Policy Implementation. All awards under the 2014 Plan will be subject to any applicable Company clawback policy in effect from time to time.

•	Independent Oversight. The 2014 Plan will be administered by a committee of independent board members.

A summary of the material provisions of the 2014 Plan is set forth below. A copy of the 2014 Plan is set forth as Appendix A to this Proxy Statement.

Purpose

The 2014 Plan was established by our Board of Directors to promote the Company’s long-term financial success, to attract, retain, and reward persons who can contribute to the Company’s success, and to further align the participants’ interests with those of the Company’s shareholders. The 2014 Plan will be administered by a committee selected by the Board, currently our Compensation Committee (the “Committee”), which will select award recipients from the eligible participants, determine the types of awards to be granted and the number of shares covered by the awards, and determine the applicable terms, conditions, performance criteria, restrictions, and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

General

The 2014 Plan incorporates a broad variety of equity-based and cash-based incentive compensation elements to provide the Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory, and financial accounting standards in a manner mutually consistent with the purposes of the 2014 Plan and the best interests of the Company.

The maximum number of shares of the Company’s common stock that may be delivered under the 2014 Plan is 1,750,000, with adjustments for certain corporate transactions and for forfeited shares. As of the date of shareholder approval of the 2014 Plan, no additional awards will be granted under any of the prior equity compensation plans of Heritage or Washington Banking. Any shares that are covered under a 2014 Plan award that is forfeited, expires, is cancelled, or the like will again become available for delivery under the 2014 Plan. For stock appreciation rights (“SARs”) that are settled in stock, only the actual shares delivered will be counted for purposes of these limitations. If any option granted under the 2014 Plan is exercised by tendering shares, only the number of shares issued net of the shares tendered will be counted for purposes of these limitations.

The 2014 Plan’s effective date would be the date of its approval by the Company’s shareholders. If approved, the 2014 Plan will continue in effect until terminated by our Board of Directors. However, no awards may be granted under the 2014 Plan after the 10-year anniversary of its effective date. Any awards that are outstanding after the 10th anniversary of the effective date will remain subject to the terms of the 2014 Plan.

The following additional limits apply to awards under the 2014 Plan:

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The maximum number of shares that may be covered by options or SARs that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that are granted to any one participant during any calendar year is 200,000 shares;

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The maximum number of shares that may be covered by stock awards that are intended to be “performance-based compensation” under Code Section 162(m) that are granted to any one participant during any calendar year is 200,000 shares;

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The maximum amount of cash incentive awards or cash-settled stock awards that are intended to be “performance-based compensation” under Code Section 162(m) payable to any one participant with respect to any calendar year is $1 million;

•	The maximum number of shares that may be covered by options or SARs that are granted to any one director during any calendar year is 50,000 shares; and

•	The maximum number of shares that may be covered by stock awards that are granted to any one director during any calendar year is 50,000 shares.

The Committee may use shares available under the 2014 Plan as the form of payment for grants or rights earned or due under any compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving the stock of the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization or merger), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award’s status as “performance-based compensation” under Code Section 162(m). However, the Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the 2014 Plan.

Awards granted under the 2014 Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, the Committee has the discretion to permit the transfer of awards under the 2014 Plan to immediate family members of participants, trusts, and other entities established for the primary benefit of such family members, as long as the transfers are made without value to the participant.

Eligibility

Selected employees and directors of, and eligible service providers to, the Company and its subsidiaries are eligible to become participants in the 2014 Plan, except that non-employees may not be granted incentive stock options. The Committee will determine the specific individuals who will be granted awards under the 2014 Plan and the type and amount of any such awards.

Options

The Committee may grant incentive stock options and nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than 10 years from the date of grant (and no later than five years for incentive stock options granted to a person that beneficially owns 10% or more of the Company’s common stock).

The exercise price for any option may not be less than the fair market value of the Company’s common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of the Company’s common stock at the time of grant may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

Options awarded under the 2014 Plan will be exercisable in accordance with the terms established by the Committee. Any incentive stock option granted under the 2014 Plan that fails to continue to qualify as an incentive stock option will be deemed to be a nonqualified stock option and the Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Committee, the exercise price of an option may be paid in cash, in shares of the Company’s common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by our Board of Directors or by irrevocably authorizing a third party to sell shares of the Company’s common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price (sometimes referred to as a “cashless exercise”) or in any combination of the foregoing methods deemed acceptable by the Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for an SAR granted in replacement of an existing award held by an employee, director, or service provider of a third party that is acquired by the Company or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Committee.

Stock Awards

A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, bonus shares, performance shares, performance units, restricted stock, restricted stock units, or any other equity-based award as determined by the Committee. Any specific performance measures, performance objectives, or period of service requirements may be set by the Committee in its discretion.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the Company’s common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee. The Committee may grant cash incentive awards (including the right to receive payment of cash or the Company’s common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions, and contingencies, as determined by the Committee.

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.

Further, except as otherwise provided by the Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether during or after the participant’s termination of service, the participant will forfeit or pay the following to the Company:

•	All outstanding awards granted to the participant under the 2014 Plan, including awards that have become vested or exercisable;

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Any shares held by the participant in connection with the 2014 Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;

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The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and

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The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2014 Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

One Million Dollar Limit

Section 162(m) of the Internal Revenue Code

A U.S. income tax deduction for the Company generally will be unavailable for annual compensation in excess of $1 million paid to a “covered employee” (our chief executive officer and three other most highly compensated executive officers other than the chief financial officer). However, amounts that constitute “performance-based compensation” under Code Section 162(m) are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2014 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any stock awards or cash incentive awards granted to any participant are intended to be “performance-based compensation.” Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).

Performance Measures

The performance measures that may be used for awards designated as intended to be “performance-based compensation” will be based on any one or more of the following performance measures as selected by the Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating, or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income, or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals, and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units, or financial reporting segments of the Company or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items.

Change in Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2014 Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2014 Plan is not an obligation of the successor entity following a change in control or (ii) the 2014 Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason within 24 months following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.

For purposes of the 2014 Plan, a “change in control” generally will be deemed to occur upon any of the following: (i) the acquisition by any person of beneficial ownership of 50% or more of the Company’s voting securities; (ii) during any 12-month period, a majority of our Board members serving as of the 2014 Plan’s effective date, or whose election was approved by a vote of two-thirds of the directors then in office, no longer serves as directors; (iii) a merger involving the Company if the shareholders immediately before the merger do not own, immediately following the merger, more than 50% of the voting securities of the corporation resulting from the merger in substantially the same proportion as their ownership before the merger; (iv) a complete liquidation or dissolution of the Company or the sale of all or substantially all the assets of the Company; or (v) acceptance by the shareholders of shares in a share exchange if the shareholders immediately before the exchange do not own, immediately following the exchange, more than 50% of the voting securities of the corporation resulting from the exchange in substantially the same proportion as their ownership immediately before the exchange, in each case subject to certain exceptions set forth in the 2014 Plan.

In the event an award under the 2014 Plan constitutes “deferred compensation” for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Code Section 409A.

Amendment and Termination

Our Board of Directors may at any time amend or terminate the 2014 Plan or any award granted under the 2014 Plan, but any amendment or termination generally may not impair the rights of any participant without the participant’s written consent. The Board may not amend any provision of the 2014 Plan to materially increase the original number of shares that may be issued under the 2014 Plan (other than as provided in the 2014 Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the 2014 Plan without approval of the Company’s shareholders. However, the Board may amend the 2014 Plan at any time, retroactively or otherwise, to ensure that the 2014 Plan complies with current or future law without shareholder approval, and the Board may unilaterally amend the 2014 Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.

Clawback Policy

All awards, amounts and benefits received under the 2014 Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law even if adopted after the Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the 2014 Plan.

Nonqualified Stock Options

The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount generally will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

The grant of an SAR generally will not result in taxable income to the participant. Upon exercise of an SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards

A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.

Cash Incentive Awards

A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.

Withholding of Taxes

The Company may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Change in Control

Any acceleration of the vesting or payment of awards under the 2014 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.

Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2014 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2014 Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The number and types of awards to be made pursuant to the 2014 Plan is subject to the discretion of the Committee and is not determinable at this time.

Approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal.

Our Board of Directors unanimously recommends that you vote FOR approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan as discussed in this Proxy Statement.

Equity Compensation Plan Information

The following table sets forth information regarding Heritage’s compensation plans under which equity securities are authorized for issuance to Heritage employees and non-employees, including directors, as of December 31, 2013. The table does not reflect information with respect to such plans as in effect following the merger with Washington Banking.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	194,450	$15.82	110,436	(2)
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	194,450	$15.82	110,436
(1)	Outstanding restricted stock awards under Heritage’s equity compensation plans are not reflected in the table, in accordance with SEC rules.
(2)	All shares reflected are authorized for issuance under the Heritage Financial Corporation 2010 Omnibus Equity Plan, under which shares of restricted stock may be issued.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT

OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe Horwath LLP as its independent registered public accounting firm for the year ending December 31, 2014. You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe Horwath LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe Horwath LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP. Even if the appointment of Crowe Horwath LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe Horwath LLP served as Heritage’s independent registered public accounting firm for the years ended December 31, 2012 and 2013.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe Horwath LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2014. Heritage also reviewed and discussed with Crowe Horwath LLP, as described below, and determined the fees billed for services was compatible with Crowe Horwath LLP maintaining their independence.

A representative of Crowe Horwath LLP is expected to attend the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2014.

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant during the years indicated. Crowe Horwath LLP audited Heritage’s financial statements for the years ended December 31, 2013 and 2012.

	Year Ended December 31,
	2013		2012
Audit Fees(1)	$520,000		$281,000
Audit-Related Fees	25,000	(2)	-
Tax Fees	-		-
All Other Fees	24,000	(3)	-

Total	$569,000		$281,000
(1)	Audit fees consists of fees paid for the audit of Heritage’s consolidated financial statements in the Form 10-K, and review of the consolidated financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.

(2)	Includes costs incurred in relation to the audit of the employee benefit plan.
(3)	All other fees consist of fees for professional services related to the review of the trust department of Heritage Bank.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2013, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe Horwath LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the year ended December 31, 2013, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 18, 2014, based on the expected mailing date of next year’s annual meeting proxy statement. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $5,500, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2013 (including consolidated financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of May 28, 2014. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement.

A copy of Heritage’s Form 10-K that was filed with the Securities and Exchange Commission on March 11, 2014 will be provided to you without charge if you were a shareholder of Heritage as of May 28, 2014. Please make your written request to:

Heritage Financial Corporation

Attention: Kaylene M. Lahn

Corporate Secretary

201 Fifth Avenue S.W.

Olympia, Washington 98501

Appendix A

HERITAGE FINANCIAL CORPORATION

2014 OMNIBUS EQUITY PLAN

Article 1

INTRODUCTION

Section 1.1 Purpose, Effective Date, and Term. The purpose of this HERITAGE FINANCIAL CORPORATION 2014 OMNIBUS EQUITY PLAN is to promote the long-term financial success of HERITAGE FINANCIAL CORPORATION and its Subsidiaries by providing a means to attract, retain, and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders. The “Effective Date” of the Plan is July 24, 2014, the date of the approval of the Plan by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the ten (10)-year anniversary of the Effective Date.

Section 1.2 Participation. Each employee and director of, and service provider to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director, or service provider, provided that such Award shall not become vested prior to the date such individual commences such services.

Section 1.3 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2

AWARDS

Section 2.1 General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one (1) Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing Award or an award under any other plan of the Company or a Subsidiary, or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a) Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the ten (10)-year anniversary of the Effective Date or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds one hundred thousand dollars ($100,000), the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the

Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.

(b) Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.

(c) Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement, excluding Awards designated as stock options, SARs, or cash incentive awards by the Committee) based on the satisfaction of such conditions as may be established by the Committee. Such Awards may include bonus shares, performance shares, performance units, restricted stock, restricted stock units, or any other equity-based Award as determined by the Committee.

(d) Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or Stock having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs, or stock awards by the Committee, all as shall be reflected in the respective Award Agreement), determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2 Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than ten (10) years after its grant date (five (5) years in the case of an ISO with respect to a 10% Shareholder). The exercise price of each stock option and SAR shall be not less than one hundred percent (100%) of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall be not less than one hundred ten percent (110%) of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director, or service provider granted by an acquired entity. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third (3rd) business day following exercise a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified, or cashiers’ check; (e) by other property deemed acceptable by the Committee; or (f) by any combination thereof.

Section 2.3 Performance-Based Compensation. Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one (1) or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. The grant of any Award and the establishment of performance measures that are intended to be Performance-Based Compensation shall occur during the period required under Code Section 162(m).

(a) Performance Measures. The performance measures described in this Section 2.3 may be based on any one (1) or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating, or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income, or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one (1) or more objectives based on meeting specific cost targets, business expansion goals, and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one (1) or more Subsidiaries, business units, or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan.

(b) Partial Achievement. An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.

(c) Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual, or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations, or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time hereafter under the regulations promulgated under Code Section 162(m). To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d) Adjustments. Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent the Committee exercises such negative discretion as is permitted under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted, or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change, or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4 Dividends and Dividend Equivalents. Any Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award, which payments may be made currently or credited to an account for the Participant, may be settled in cash or Shares, and may be subject to terms or provisions similar to the underlying Award.

Section 2.5 Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant, whether vested or unvested, shall terminate immediately, such Award shall be forfeited, and the Participant shall have no further rights thereunder.

Section 2.6 Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted, and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee of the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.6, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute deferred compensation, if such discretionary authority would contravene Code Section 409A.

Article 3

SHARES SUBJECT TO PLAN

Section 3.1 Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held, or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be one million five hundred thousand (1,500,000) (all of which may be granted as ISOs and all of which may be granted as full value awards). The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4. As of the Effective Date, no further awards shall be granted under the Prior Plans.

(b) Reuse of Shares.

(i) To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited (including unvested stock awards), canceled, or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.

(ii) With respect to SARs that are settled in Shares, only Shares actually delivered shall be counted for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iii) If the exercise price of any stock option granted under the Plan is satisfied by tendering Shares to the Company (whether by actual delivery or by attestation and whether or not such surrendered Shares were acquired pursuant to an award) or by the net exercise of the award, only the number of Shares delivered net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iv) If the withholding tax liabilities arising from an Award are satisfied by the tendering of Shares to the Company (whether by actual delivery or by attestation and whether or not such tendered Shares were acquired pursuant to an award) or by the withholding of or reduction of Shares by the Company, such Shares shall be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

Section 3.3 Limitations on Grants to Individuals. The following limitations shall apply with respect to Awards:

(a) Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any one (1) Participant during any calendar year that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be two hundred thousand (200,000). For purposes of this Section 3.3(a), if a stock option is granted in tandem with an SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, the tandem option and SAR rights with respect to each Share shall be counted as covering one (1) Share for purposes of applying the limitations of this Section 3.3(a).

(b) Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any one (1) Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be two hundred thousand (200,000).

(c) Cash Incentive Awards and Stock Awards Settled in Cash. The maximum dollar amount that may be payable to any one (1) Participant pursuant to cash incentive awards and cash-settled stock awards that are granted to any one (1) Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be one million dollars ($1,000,000).

(d) Dividends, Dividend Equivalents and Earnings. For purposes of determining whether an Award is intended to be qualified as Performance-Based Compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any Award that is not yet vested shall be treated as a separate Award, and (ii) if the delivery of any Shares or cash under an Award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.

(e) Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to qualify as Performance-Based Compensation, subject to adjustment pursuant to Section 3.4.

(f) Director Awards.

(i) The maximum number of Shares that may be subject to stock options or SARs granted to any one (1) Director Participant during any calendar year shall be fifty thousand (50,000).

(ii) The maximum number of Shares that may be subject to stock awards that are granted to any one (1) Director Participant during any calendar year shall be fifty thousand (50,000).

(iii) The foregoing limitations shall not apply to cash-based director fees that the Director elects to receive in the form of Shares or Share based units equal in value to the cash-based director fee.

Section 3.4 Corporate Transactions; No Repricing.

(a) Adjustments. To the extent permitted under Code Section 409A, to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2, and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not negatively affect the status of an Award intended to qualify as Performance-Based Compensation, if applicable); provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).

(b) No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5 Delivery of Shares. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Article 4

CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in any Award Agreement, at the time of a Change in Control:

(a) Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately if,

(i) The Plan and the respective Award Agreements are not the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof); or

(ii) The Plan and the respective Award Agreements are the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof) and the Participant incurs a Termination of Service without Cause or by the Participant for Good Reason within twenty-four (24) months following such Change in Control.

(b) Notwithstanding the foregoing provisions of this Section 4.1, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then such vesting shall be subject to the following:

(i) If, at the time of the Change in Control, the established performance measures are less than fifty percent (50%) attained (as determined in the sole discretion of the Committee, but in any event, based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being fifty percent (50%) upon the Change in Control.

(ii) If, at the time of the Change in Control, the established performance measures are at least fifty percent (50%) attained (as determined in the sole discretion of the Committee, but in any event based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become fully earned and vested immediately upon the Change in Control.

Section 4.2 Definition of Change in Control. “Change in Control” means the first to occur of the following:

(a) The acquisition in one (1) or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from the Company by any person shall be excluded from the determination of such person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(b) During any twelve (12)-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Shareholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) The consummation of a merger or consolidation involving the Company if the Shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(d) The consummation of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(e) Acceptance by the Shareholders of shares in a share exchange if the Shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any Subsidiary, or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred.

Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” (as defined in Code Section 409A).

Article 5 COMMITTEE

Section 5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two (2) or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), an “outside director” (within the meaning of Code Section 162(m)) and an “independent director” (within the meaning of the rules of the securities exchange that then constitutes the principal listing for the Stock). Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(a) The Committee shall have the authority and discretion to select from among the Company’s and the Subsidiary’s employees, directors, and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards, and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.

(b) In the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards without satisfying the requirements of Code Section 162(m).

(c) The Committee shall have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) The Committee shall have the authority to define terms not otherwise defined in the Plan.

(e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.

(f) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity, the Plan, or the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions, and valuations of any such persons.

Article 6 AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.6, Section 3.4, and Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2 Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.6, or Section 3.4, without further consideration or action.

Article 7

GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds, or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.

(c) No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies, and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members; and provided, further, that such transfers shall not be made for value to the Participant.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee, and the members thereof shall not have any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock, stock options, or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6 Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information that the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 7.8 Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 7.9 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10 Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability, or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares, or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12 Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Washington without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13 Benefits under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan, and any other benefit plan maintained by the Participant’s employer.

Section 7.14 Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15 Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two (2)-day delivery) or by prepaid overnight courier to the Company at the address set forth below:

Heritage Financial Corporation

Attention: Corporate Secretary

201 Fifth Avenue, SW

Olympia, Washington 98501

Such communications shall be deemed given:

(a) In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and

(b) In the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail;

provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration, or confirmation from the applicable delivery service provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resources officer and corporate secretary.

Section 7.16 Clawback Policy. Any Award, amount, or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation, and enforcement of (i) the Policy and any similar policy established by the Company, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

Section 7.17 Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether during or after the Participant’s Termination of Service, in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit or pay to the Company:

(a) Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;

(b) Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant’s Termination of Service and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service;

(c) The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant’s Termination of Service and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and

(d) The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant’s Termination of Service, and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service where such sale or disposition occurs in such similar time period.

Article 8 DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Shareholder” means an individual who, at the time of grant, owns Voting Securities possessing more than ten percent (10%) of the total combined voting power of the Voting Securities.

(b) “Award” means an award under the Plan.

(c) “Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required.

(d) “Board” means the Board of Directors of the Company.

(e) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means (i) any act by the Participant of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or a Subsidiary, (ii) willful violation of any law, rule, or regulation in connection with the performance of a Participant’s duties to the Company or a Subsidiary (other than traffic violations or similar offenses), (iii) the willful or negligent failure of the Participant to perform the Participant’s duties to the Company or a Subsidiary in any material respect, (iv) the Participant’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof, (v) the Participant’s breach of fiduciary responsibility, (vi) an act of dishonesty by the Participant that is materially injurious to the Company or a Subsidiary, (vii) the Participant’s engagement in one (1) or more unsafe or unsound banking practices that have a material adverse effect on the Company or a Subsidiary, (viii) the Participant’s removal or permanent suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law, (ix) an act or omission by the Participant that leads to a material harm (financial or reputational) to the Company or a Subsidiary in the community, or (x) a material breach by the Participant of Company policies as may be in effect from time to time.

Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have constituted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”

(f) “Change in Control” has the meaning set forth in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986.

(h) “Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.

(i) “Company” means Heritage Financial Corporation, a Washington corporation.

(j) “Director Participant” means a Participant who is a member of the Board or the board of directors of a Subsidiary.

(k) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering the Company’s or a Subsidiary’s employees.

(l) “Effective Date” has the meaning set forth in Section 1.1.

(m) “Exchange Act” means the Securities Exchange Act of 1934.

(n) “Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, such price on the most immediately preceding date on which there have been such sales, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Sections 422 and 409A.

(o) “Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission.

(p) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one (1) of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(i) A material, adverse change in the nature, scope, or status of the Participant’s position, authorities, or duties from those in effect immediately prior to the applicable Change in Control;

(ii) A material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

(iii) Relocation of the Participant’s primary place of employment of more than thirty-five (35) miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

(q) “Incumbent Board” means the members of the Board as of the Effective Date.

(r) “ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(s) “Participant” has the meaning set forth in Section 1.2.

(t) “Performance-Based Compensation” has the meaning set forth in Code Section 162(m).

(u) “Plan” means the Heritage Financial Corporation 2014 Omnibus Equity Plan.

(v) “Policy” has the meaning set forth in Section 7.16.

(w) “Prior Plans” means the Heritage Financial Corporation 2010 Omnibus Equity Plan, the Heritage Financial Corporation Incentive Stock Option Plan of 2006, the Heritage Financial Corporation Restricted Stock Plan of 2006, the Heritage Financial Corporation Director Non-Qualified Stock Option Plan of 2006, the Heritage Financial Corporation Incentive Stock Option Plan of 2002, the Heritage Financial Corporation Restricted Stock Plan of 2002, the Heritage Financial Corporation Director Non-Qualified Stock Option Plan of 2002, and the 1998 Stock Option and Restricted Stock Award Plan of Heritage Financial Corporation.

(x) “SAR” has the meaning set forth in Section 2.1(b).

(y) “Securities Act” means the Securities Act of 1933.

(z) “Share” means a share of Stock.

(aa) “Shareholders” means the shareholders of the Company.

(bb) “Stock” means the common stock of the Company, no par value per share.

(cc) “Subject Person” has the meaning set forth in Section 4.2(e).

(dd) “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation” (as defined in Code Section 424(f)) with respect to the Company.

(ee) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to, the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

(ii) If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iii) A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of service under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or a Subsidiary.

(iv) Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” (as defined in Code Section 409A).

(ff) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Section 8.2 In the Plan, unless otherwise stated, the following uses apply:

(a) Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;

(b) References to a statute or law shall refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time;

(c) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to and including”;

(d) References to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality;

(e) Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(f) The words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(g) All references to articles and sections are to articles and sections in the Plan;

(h) All words used shall be construed to be of such gender or number as the circumstances and context require;

(i) The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;

(j) Any reference to an agreement, plan, policy, form, document, or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document, or set of documents, shall mean such agreement, plan, policy, document, or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

REVOCABLE PROXY

HERITAGE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

JULY 24, 2014

The undersigned hereby appoints Anthony B. Pickering and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington, on Thursday, July 24, 2014, at 10:30 a.m., Pacific time, and at any and all adjournments thereof, as follows:

	The Heritage Board of Directors recommends that you vote FOR the following nominees:	FOR	WITHHELD	FOR ALL EXCEPT

1.	Election as director of the nominees listed below for a one-year term (except as marked to the contrary below).	☐	☐	☐

Rhoda L. Altom David H. Brown Brian S. Charneski Gary B. Christensen
John A. Clees Mark D. Crawford
Kimberly T. Ellwanger Deborah J. Gavin Jay T. Lien Jeffrey S. Lyon Gragg E. Miller Anthony B. Pickering Robert T. Severns
Brian L. Vance Ann Watson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Heritage Board of Directors recommends that you vote FOR the following proposals:

		FOR	AGAINST	ABSTAIN
2.	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Ratification of the appointment of Crowe Horwath LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated June 11, 2014, and the 2013 Annual Report to Shareholders.

Dated:             , 2014

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.